As filed with the Securities and Exchange Commission on October 1, 1996
                                            Registration No.  333-08407




                  SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                            AMENDMENT NO. 3
                                  TO
                               FORM SB-2


                        REGISTRATION STATEMENT
                                UNDER
                      THE SECURITIES ACT OF 1933


                       NICHOLAS FINANCIAL, INC.
            (Name of small business issuer in its charter)



  British Columbia, Canada          6130               8736-3354
   (State of Organization)  (Standard Industrial     (IRS Employer
                             Classification Code)   Identification No.)


                 2454 McMullen Booth Road, Building C
                      Clearwater, Florida 34619
                      Telephone: (813) 726-0763
    (Address and telephone number of principal executive offices)



                 2454 McMullen Booth Road, Building C
                      Clearwater, Florida 34619
(Address of principal place of business or intended principal place of business)



                           Peter L. Vosotas
                 2454 McMullen Booth Road, Building C
                      Clearwater, Florida 34619
                            (813) 726-0763
      (Name, address and telephone number of agent for service)

                              Copies to:
  Alton R. Neal, Esq.                    Ken R. Bramlett, Jr., Esq.
  Jacobs, Forlizzo & Neal, P.A.          Robinson, Bradshaw & Hinson, P.A.
  13577 Feather Sound Drive, Suite 300   101 North Tryon Street, Suite 1900
  Clearwater,  Florida  34622            Charlotte,  North  Carolina 28246
                          _________________


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 950,000 Shares to 1,750,000 Shares
                       Nicholas Financial, Inc.
                             Common Stock
                             ____________
   Nicholas Financial, Inc. (the "Company") is offering for sale (the "Offering") a minimum of 950,000 and a maximum of 1,750,000 shares (the "Shares") of the Company's common stock, no par value (the "Common
Stock").   The  Common Stock is listed on the Vancouver Stock  Exchange under the Symbol "NFC.U" and is also traded on the OTC Bulletin Board under the symbol "NCFNF." On September 27, 1996, the last reported sales price of the Common Stock on the Vancouver Stock Exchange was
Cdn.  $  3.42   per share or U.S. $2.50, based on the closing  exchange
rate in effect on September 27, 1996. See "Price Range of Common Stock." If subscriptions for 950,000 shares of Common Stock have not been received by October 31, 1996, (the "Initial Expiration Date"), the
Offering  will  be   withdrawn  and  all  subscription  funds   will  be
promptly refunded to subscribers by First Union National Bank of North Carolina (the "Escrow Agent"), together with any interest earned thereon. If subscriptions for 950,000 shares have been received by the Initial Expiration Date, the Offering may continue until December 31, 1996 or such earlier date on which subscriptions for 1,750,000 shares of Common Stock have been received or the Company elects to terminate the Offering (the "Termination Date"). During the Offering, all subscription funds will be promptly deposited in an escrow account with the Escrow Agent and will not be released to the Company unless subscriptions for 950,000 shares are obtained by the Initial Expiration Date. See "Terms of the Offering."


   These  securities  involve a high degree  of  risk.   A  prospective
purchaser  may  sustain  a  loss of his total  investment.   See  "Risk
Factors" on page 6 of this Prospectus.

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITI
ES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                  ANY REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

                                  Price to         Selling         Proceeds to
                                   Public        Commissions (1)    Company (2)
Per Share                           $     2.125    $   .2125         $    1.9125
Minimum - 950,000 shares            $ 2,018,750    $ 201,875         $ 1,816,875
Maximum - 1,750,000 shares          $ 3,718,750    $ 371,875         $ 3,346,875


(1)Interstate/Johnson Lane Corporation (the "Sales Agent") will receive a sales commission equal to 10% of the proceeds of the
   Offering. The Company has agreed to reimburse the Sales Agent for certain expenses and to indemnify the Sales Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Terms of the Offering -- Plan of Distribution."

(2)Before deducting expenses, payable by the Company, estimated to be $150,000.


     The Common Stock will be offered on a "best efforts" basis through Interstate/Johnson Lane Corporation. The Company may accept or reject subscriptions in whole or in part and allocate Common Stock among subscribers. Upon acceptance in writing by the Company, subscriptions may not be canceled, terminated or revoked. Certificates for shares of the Common Stock purchased by subscribers will be delivered promptly after the initial or any subsequent closings of the Offering. See "Terms of the Offering."

     Shares of Common Stock may be purchased by properly completing a written Subscription Agreement and forwarding it to Interstate/Johnson Lane Corporation, Attention: Corporate Finance Department, Interstate Tower, Suite 1500, 121 West Trade Street, Charlotte, NC 28202 (telephone: (704) 379-9268).
                            ______________


          The date of this Prospectus is September 30, 1996

     Except as otherwise indicated, all references to "dollars" and "$" in this Prospectus are to U.S. dollars.

     The Common Stock is being offered in the States of Florida, Georgia and South Carolina, and a registration statement relating to the Common Stock has been filed in the State of South Carolina.

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES ACT AND, IF OFFERED IN FLORIDA OR TO RESIDENTS OF FLORIDA, ARE BEING SOLD IN RELIANCE UPON THE EXEMPTION CONTAINED IN SECTION 517.061(11) OF SUCH ACT. FLORIDA SECURITIES ACT, SECTION 5177.061(11) PROVIDES THAT ANY SALES MADE PURSUANT TO SUCH SUBSECTION ARE VOIDABLE AT THE OPTION OF THE PURCHASER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY THE PURCHASER TO THE COMPANY OR ITS AGENT, OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THE PRIVILEDGE IS COMMUNICATED TO THE PURCHASER, WHICHEVER OCCURS LATER.

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


THE SECURITIES OFFERED OR SOLD HEREUNDER SHALL BE SUBJECT TO A ONE YEAR HOLD RESTRICTION PROHIBITING THE SALE OR TRANSFER OF SUCH SECURITIES IN BRITISH COLUMBIA, EXCEPT AS MAY BE PERMITTED BY THE SECURITIES ACT (BRITISH
COLUMBIA) AND THE RULES AND REGULATIONS THERETO. THE CERTIFICATES FOR THE SECURITIES WILL BEAR A LEGEND TO THIS EFFECT.

                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. All references to the Company refer to Nicholas Financial, Inc., a Canadian corporation, and its subsidiaries and their respective operations.


                                The Company

     Nicholas Financial, Inc. is a Florida-based consumer finance company, focused primarily on the purchase of retail installment sales contracts ("Contracts") from automobile dealers and the origination of small direct consumer loans. The Contracts are for the purchase of older model and high mileage used cars and light trucks by borrowers who do not meet the credit standards of traditional lenders. Since the inception of the Company's finance business, gross finance receivables have grown from $634,000 at March 31, 1991 to $29.6 million at June 30, 1996, as the Company has successfully expanded its retail network through the State of Florida. The Company currently operates ten branch offices in Clearwater, Pinellas Park, Tampa, Lakeland, Orlando, Ocala, Tallahassee, Melbourne, Ft. Myers, and Ft. Lauderdale.

     As of June 30, 1996, the Company had non-exclusive agreements with approximately 400 dealers in the State of Florida for the purchase of Contracts that meet the Company's financing criteria. The dealer agreements require the dealer to originate Contracts in accordance with the Company's guidelines. The Company purchases Contracts from the automobile dealer at a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. The amount of the discount depends upon factors such as the age and value of the automobile, the credit worthiness of the purchaser and competitive conditions in the industry.

     The obligors under the Contracts typically make down payments, in the form of cash or a trade-in, ranging from 10% to 20% of the sale price of the vehicle financed. The balance of the purchase price of the vehicle plus taxes, title fees and, if applicable, premiums for accident and health insurance and credit life insurance, is generally financed over a period of 12 to 60 months. The annual percentage rate ("APR") for Contracts purchased by the Company ranges from 18% to 30%. As of June 30, 1996, the average APR on Contracts outstanding was 25%, and the average discount from the initial principal amount was 11.4%.

     The Company requires the owner of the vehicle to obtain and maintain collision insurance, naming the Company as a loss payee, in an amount not less than the value of the vehicle, with a deductible of not more than $500. The Company also offers purchasers of vehicles certain insurance products. These products are offered on behalf of the Company by the automobile dealer, typically at the time of sale, and consist of a roadside assistance plan, mechanical breakdown protection plan, credit life insurance, credit accident and health insurance and credit property insurance. Insurance products are offered by the Company as agent for Voyager Property & Casualty Insurance Company. If the purchaser so desires, the cost of these products may be included in the amount financed under the Contract.

     The Company is also licensed to make small direct consumer loans. Although the Company is licensed to make loans of up to $25,000, the average loan made to date by the Company has an initial principal balance of approximately $2,795. The Company does not expect the average loan size to increase significantly within the foreseeable future and does not presently intend to make loans at or near the maximum size permitted under its
license.   The  Company  offers  loans  primarily  to  borrowers  under  the
Contracts purchased by the Company. The direct consumer loan program was implemented in April 1995 and currently is not a significant source of revenue for the Company. As of June 30, 1996, loans made by the Company pursuant to its direct consumer loan program constituted approximately 2% of the aggregate principal amount of the Company's loan portfolio. As of June 30, 1996, the average APR for direct consumer loans made by the Company was 25.39%, with the range being from 20% to 30%. The Company is actively seeking to expand its direct consumer loan business, but there can be no assurance that the Company will be able to do so or that such expansion, if undertaken, will be successful.

     Over the last six years, the Company has developed its own proprietary loan management system. Management believes that its software and hardware design expertise is integral to the Company's finance business and provides it with a competitive advantage at a low cost. This integrated system enhances the Company's ability to respond to customer inquiries and to monitor the performance of its loan portfolio and of individual borrowers under Contracts. All management personnel are provided with instant, simultaneous access to information from a single, shared database. The Company has created specialized programs to automate the tracking of loans from the point of inception. The capacity of the networking system has been expanded to include the Company's branch office locations. The networking system, including proprietary accounting software and state-of-the-art telecommunications equipment, is designed, installed and maintained by employees of the Company.

     The Company intends to continue its expansion through the purchase of additional contracts and the expansion of its direct consumer loan program. In order to increase the size of its loan portfolio of Contracts, it will be necessary for the Company to open additional branch offices and increase the size of its revolving credit facility. The Company believes that the opportunity for growth continues to exist in the State of Florida and, for the foreseeable future intends to concentrate its expansion activities primarily in Florida, and to a lesser extent, in the state of Georgia. The additional capital received from the Offering should provide the Company with additional borrowing flexibility and added liquidity to initiate this strategy. The ability to attract motivated and experienced employees from other lending institutions who prefer the entrepreneurial environment of a smaller company is also key to the Company's success. To this end, the Company provides its management with significant incentive programs, including the granting of stock options. The Company also expects to grow its consumer loan portfolio through cross-marketing to its existing customer base and through targeted sales and advertising programs.


                                The Offering

Common Stock Offered                   Minimum:  950,000 shares
                                       Maximum:  1,750,000 shares

Common Stock Outstanding
     Before Offering                   5,885,739 shares (1)
     After Offering                    Minimum:  6,835,739 shares (1)
                                       Maximum:  7,635,739 shares (1)

Use of Proceeds                        To  repay indebtedness and  for
                                       general corporate purposes, including
                                       future business expansion.  See  "Use
                                       of Proceeds."

___________________

(1) Does not include approximately 2,143,727 shares of Common Stock issuable upon the exercise of outstanding options and warrants and the conversion of outstanding convertible notes. See "Certain Transactions" and "Principal Stockholders."

                          Summary Financial Data

<CAPTION
                                                                            Fiscal Year Ended             Three Months Ended
                                                                                 March 31,                     June 30,
                                                                       1994       1995(1)      1996         1995       1996
                                                                                                       (unaudited) (unaudited)
INCOME STATEMENT DATA:
  Interest income on finance receivables                           $2,205,727  $3,514,246  $5,264,080   $1,107,006  $1,348,053
  Interest expense                                                    530,679     897,553   1,517,181      331,630     394,630
  Sales (software)                                                    741,523     601,925     565,645      151,258     113,711
  Interest income on term deposits and lease receivables                3,976       2,861       3,450        2,123          11
  Provision for credit losses                                         567,992     337,732     486,440       40,786      54,313
  Other  operating  expenses                                        1,582,585   1,989,539   2,770,653      923,976     680,511
  Operating income (loss) before taxes (2)                            269,970     894,209   1,058,901      (36,005)    332,321
  Income tax expense (benefit)                                        108,683     341,831     396,750      (14,037)    125,865
  Income (loss) before cumulative effect of a change
    in accounting principle                                           161,287     552,377     662,151      (21,968)    206,456
  Cumulative effect of a change in accounting principle                     -      71,218           -            -           -
  Net income (loss)                                                   161,287     623,595     662,151      (21,968)    206,456
  Earnings per common and common equivalent share:
     Income before cumulative effect of a change in
        accounting principle                                              .03         .09         .11            -         .03
     Cumulative effect of a change in accounting principle                  -         .01           -            -           -
  Net income per common and common equivalent share                      $.03        $.10        $.11            -        $.03
  Weighted average number of common and
     common  equivalent  shares                                     6,120,254   6,153,236   6,037,720    6,030,264   6,175,542

                                                                               Fiscal Year Ended           Three Months Ended
                                                                                    March 31,                    June 30,
                                                                           1994       1995       1996        1995       1996
SELECTED OPERATING DATA:
  Number of branch locations (end of period)                                   5          7          9            7         10
  Operating expenses as a percent of average net finance receivables(3)    24.47%     16.56%     13.85%       20.53%     12.19%
  Delinquencies as a percent of average net finance receivables(4)          2.78%      4.28%      6.30%        2.98%      5.44%
  Net charge-offs as a percent of average net finance receivables           3.50%      9.74%      9.97%        5.45%     10.82%

                                                                                                           At June 30, 1996
                                                                                                       Pro Forma      Pro Forma
                                                At March 31,                       At June 30,        As Adjusted    As Adjusted
                                      1994          1995         1996          1995        1996      (Minimum)(5)   (Maximum)(5)
                                                                           (unaudited)  (unaudited)
BALANCE SHEET DATA:
  Finance receivables, gross     $11,528,878   $19,716,821   $27,814,597   $25,594,473  $29,561,777    $29,561,777   $29,561,777
  Finance receivables, net(6)      7,372,497   12,780,0851     8,326,784    16,389,909   19,557,684     19,557,684    19,557,684
  Total liabilities                6,905,328    11,597,218    16,547,936    14,948,538   17,532,209     15,865,334    14,335,334
  Shareholders' equity             1,542,883     2,253,556     3,253,865     2,598,545    3,492,035      5,158,910     6,688,910

__________________

      (1) On April 1, 1994, the Company changed its method of accounting for unearned interest and dealer discounts as well as reserves for future credit losses. Application of the change resulted in an after tax credit of approximately $71,000 to fiscal 1995 net income. See
      Note 3 to the Consolidated Financial Statements of the Company.

      (2)   Amounts  include non-cash stock compensation expense  (recovery)
      of  $177,870,  $(49,361) and $266,754 for the years  ended  March  31,
      1994,  1995 and 1996, respectively, and $323,139 and $29,947  for  the three month periods ended June 30, 1995 and 1996, respectively, related to options and warrants granted to key executives and employees. Excluding this non-cash item, operating income (loss) before taxes would have been $447,840, $844,847 and $1,325,655 for the years ended March 31, 1994, 1995 and 1996, respectively, and $287,134 and $362,268 for the three month periods ended June 30, 1995 and 1996, respectively.

      (3) Operating expenses include all expenses associated with doing business excluding interest expense and provision for credit losses.

      (4)  Delinquencies represent contractual obligations over 30 days  past due.

      (5) The Pro Forma As Adjusted balance sheet information gives effect to (i) the issuance of 950,000 or 1,750,000 shares of Common Stock at the public offering price of $2.125 and (ii) the receipt of $1,666,875 or $3,196,875 in net proceeds, respectively, and the application of such proceeds to pay down borrowings under the Company's revolving line of credit.

      (6) Net finance receivables represent gross finance receivables less unearned interest, non-refundable dealer reserves, unearned dealer discount and allowance for credit losses.

/TABLE>


                                RISK FACTORS

    In evaluating the Company and the Offering, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors before purchasing the Common Stock offered hereby.

Fluctuating Interest Rates and Dependence on Line of Credit

     The Company's operations require substantial borrowings to provide funding for the Contracts purchased by the Company. Consequently, the Company's profitability is affected by the difference between the rate of interest paid on the funds it borrows and the rate of interest charged on the Contracts it purchases. The Company generally charges the maximum interest rate permitted by law on the Contracts. Currently, the principal source of borrowing by the Company to fund its operations is a revolving line of credit (the "Line of Credit") with BankAmerica Business Credit, Inc. ("BankAmerica"). At June 30, 1996, the Company had approximately $13.8 million outstanding under the Line of Credit and approximately $1.2 million available to borrow under the Line of Credit. The Line of Credit is renewable every two years, and its current term expires in June 1998. If the Line of Credit is not renewed, the Company would be required to seek alternative financing sources and repay its outstanding balance on or before the expiration of the Line of Credit on June 3, 1998. No assurance can be given that alternative financing sources would be available in such event. While the Company benefits from declines in interest rates and the resulting reduction in its cost of funds, future increases in interest rates could adversely affect the Company's profitability. The Company has not purchased any form of interest rate protection to reduce its exposure to an increase in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "-- Impact of Inflation."

Defaults on Installment Contracts

     The Company is engaged in purchasing Contracts for purchases of used automobiles and light trucks entered into by dealers with consumers who have limited access to traditional sources of consumer credit. The inability of an individual to finance a used automobile purchase by means of traditional credit sources is generally due to such individual's past credit history or insufficient cash to make the required down payment on an automobile. As a result, Contracts purchased by the Company are generally with purchasers of automobiles who are considered to have a higher risk of default on an installment contract than certain other automobile purchasers. Accordingly, the finance activities engaged in by the Company typically have a higher risk of loss than other consumer financing activities. While the Company believes that its expertise in used automobile financing enables it to evaluate and price accordingly based on the higher risk associated with the Company's business, a significant economic downturn in the markets in which the Company operates could materially increase over historical levels the number of charged off and delinquent Contracts held by the Company. If the Company were to experience a material increase in charge-offs or delinquencies, its profitability could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Analysis of Credit Losses."

Geographic Concentration

     To date, the Company's offices are located exclusively in Florida. The Company's profitability may be disproportionately affected by the general economic conditions of and regulatory changes in Florida. The Company believes, but there can be no assurance that, such geographic concentration will decrease in the future as a result of its growth strategy, which includes the possibility of further expansion into adjacent southeastern states. See "Business -- Strategy."

Relationships With Dealers

     The Company's business depends in large part upon its ability to establish and maintain relationships with reputable dealers who originate the Contracts that are subsequently purchased by the Company. Although the Company believes that it has been successful in developing and maintaining such relationships, such relationships are not exclusive, and many of them are not longstanding. There can be no assurance that the Company will be successful in maintaining such relationships, increasing the number of dealers with whom it does business, or that its existing dealer base will continue to generate a volume of Contracts comparable to the volume of such contracts historically generated by such dealers. The agreements that the Company enters into with dealers provide that all Contracts sold to the Company are without recourse to the dealer.


Risks Associated with Expansion

     The Company's past growth has been due to, and its growth strategy depends on, to a large extent, the opening of new offices that will focus primarily on purchasing Contracts and making small direct consumer loans in markets not previously served by the Company. The Company's future expansion of its office network depends upon the Company's ability to attract and retain qualified and experienced office managers and the ability of such managers to develop relationships with dealers that serve those markets. The Company generally does not open new offices until it has located and hired a qualified and experienced individual to manage the office. Typically, this individual will be familiar with local market conditions and has existing relationships with dealers in the area to be served. Although the Company believes that it can attract and retain qualified and experienced personnel as it proceeds with its planned expansion into new markets, no assurance can be given that it will be successful in doing so. In addition, the success of the Company's expansion strategy is dependent upon the Company's ability to maintain credit quality as it seeks to increase the portfolio of Contracts and small direct consumer loans generated by existing and new offices. No assurance can be given that it will be successful in doing so.

Dependence Upon Key Executives

    The Company's growth and development to date have been largely dependent upon the services of Peter L. Vosotas, Chairman of the Board, President and Chief Executive Officer, Keith A. Bertholf, Vice President-Operations, and Ralph T. Finkenbrink, Vice President - Finance. Although the Company believes that it has sufficient additional experienced management personnel to accommodate the loss of any key executive, the loss of services of one or more of these executives could have a material adverse effect on the Company.

Competition

     There are numerous providers of financing for the purchase of used automobiles either through the direct financing of such purchases or on an indirect basis through a dealer. Those financing sources include commercial banks, savings and loan associations, consumer finance companies, credit unions, financing divisions of automobile manufacturers or automobile retailers, small sales contract companies and other consumer lenders. Many of those providers of automobile financing have significantly greater financial resources than the Company. The Company has focused on a segment of the market composed of consumers who typically do not meet the more stringent credit requirements of the traditional consumer financing sources and whose needs, as a result, have not been addressed consistently by such financing sources. If, however, the other providers of consumer finance were to assert a significantly greater effort to penetrate the Company's targeted market segment, the Company could be materially and adversely affected. See "Business -- Competition."

Regulation

     The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. The Company's business operations are currently located exclusively in Florida, whose laws and regulations govern the Company's operations conducted there. Florida laws limit the interest rate, fees and other charges that may be imposed by the Contracts, prescribe certain other terms of the Contracts and define the Company's rights to repossess and sell collateral. In addition, the Company is required to be, and is, licensed to conduct its operations in Florida. As the Company expands its operations into other states, it will be required to comply with the laws of such states.

     An adverse change in those laws or regulations could have a material adverse effect on the Company's profitability by, among other things, limiting the states in which the Company may operate or the interest rate that may be charged on Contracts or restricting the Company's ability to realize the value of the collateral securing the Contracts. The Company is not aware of any adverse legislation currently pending in Florida. See "Business -- Regulation."

Limited Market for Common Stock; Possible Volatility of Stock Price

     Prior to the Offering, there has been a limited public market for the Common Stock consisting of transactions in the Common Stock on the Vancouver Stock Exchange, where the Common Stock is listed, and the OTC Bulletin Board. The public offering price for the Common Stock was determined by the Board of Directors of the Company based upon discussions with the Sales
Agent in the context of the Board's consideration of several factors, including the Company's financial and operating history and condition, its prospects following the intended use of the estimated net proceeds from the Offering, the consumer finance industry in general and various other factors in addition to the current market price of the Common Stock. Accordingly, the public offering price may not bear a direct relationship to the fair market value of the Common Stock, and there can be no assurance that the Common Stock can be resold at the public offering price or any other price. There also can be no assurance that the market price of the Common Stock will not decline below the public offering price.

The  only trading market that currently  exists  for  the
Common Stock is the Vancouver Stock Exchange and the OTC Bulletin Board. The average weekly trading volume of the Common Stock on the Vancouver Stock Exchange during the last three fiscal quarters has been approximately 5,500 shares, and the trading markets for the common stock of companies traded on the OTC Bulletin Board typically lack the depth, liquidity and orderliness required to maintain an active market in the trading of common stocks.

     The trading price of the Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, announcements by the Company, its competitors and others, general trends and regulatory developments in the consumer finance industry and other factors, including the potential sale of substantial amounts of the Common Stock to the public beginning 180 days following the date of this Prospectus. In addition, in recent years the stock market has experienced large price and volume fluctuations which often have been unrelated to the operating performance of specific companies or market segments. See "Terms of the Offering" and "Shares Eligible for Future Sale."

Related Party Transactions and Conflicts of Interest

     In the past, the Company has engaged in transactions with affiliates of the Company which were not the result of arms-length negotiations, including borrowing money from and issuing notes (some of which are convertible, at the option of the noteholder, into Common Stock) to affiliates to finance the Company's growth. In addition, as a guarantor of the Company's indebtedness under the Line of Credit, Peter L. Vosotas has received warrants to purchase 1,000,000 shares of Common Stock. Mr. Vosotas and the noteholders may derive certain benefits from the Offering, including an increase in the value of the Common Stock underlying the warrants and convertible notes. See "Certain Transactions."

Shares Eligible for Future Sale

     Sales of a substantial number of shares of the Common Stock to the public following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock. Upon completion of the Offering, there will be 6,835,739 to 7,635,739 shares of
Common  Stock  outstanding.   Of these shares, the  950,000  to  1,750,000
shares offered hereby will be freely tradeable in the United States without restriction under the Securities Act, except for any shares acquired by "affiliates" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The securities offered or sold hereunder shall be subject to a one year hold restriction prohibiting the sale or transfer of such securities in British Columbia, except as may be permitted by the Securities Act (British Columbia) and the rules and regulations thereto. The certificates for the securities will bear a legend to this effect. The balance of the shares outstanding after the Offering will be eligible for sale in the public market at various times after completion of the Offering, including 2,614,558 shares that will be eligible for sale under the provisions of Rule 144 applicable to affiliates beginning 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale." In addition, upon completion of the Offering, the executive officers and directors of the Company and its subsidiaries will beneficially own approximately 50.3% (assuming the minimum Offering) or 45.8% (assuming the maximum Offering) of the Common Stock of the Company, in each case nearly a sufficient percentage to permit such persons, acting alone, to elect the Company's Board of Directors and to control the outcome of other matters requiring a vote of stockholders. See "Principal Stockholders."

Forward-Looking Information

      This Prospectus contains various forward-looking statements and information that are based on management's beliefs and assumptions, as well as information currently available to management. When used in this document, the words "anticipate," "estimate," "expect," and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in the economy, the degree and nature of competition, demand for consumer financing in the markets served by the Company, the Company's products and services, increases in the default rates experienced on Contracts, adverse regulatory changes in the Company's existing and future markets, the Company's ability to expand its business, including its ability to complete acquisitions and integrate the


operations   of  acquired  businesses,  to  recruit  and  retain   qualified
employees, to expand into new markets and to maintain profit margins in the face of increased pricing competition.


                           TERMS OF THE OFFERING

Offering Price

     The Company is hereby offering a minimum of 950,000 and a maximum of 1,750,000 shares of Common Stock at the public offering price of $2.125 per share. The public offering price has been determined by the Board of Directors of the Company following discussions between the Company and the Sales Agent and the Board's consideration of several factors, including the Company's financial and operating history and condition, its prospects following the intended application of the estimated net proceeds from the Offering, the prospects of the consumer finance industry in general, and other factors deemed relevant by the Board of Directors, including reference to current prices in the existing trading market for the Common Stock. However, given the limited trading market for the Common Stock and the consideration of the other factors described above in determining the public offering price, the public offering price should not be viewed as having been determined based on market value or any other objective standard of worth.

Offering Period

     The Offering to sell the minimum of 950,000 shares of Common Stock will continue through October 31, 1996 ("Initial Expiration Date"). The Initial Expiration Date has been extended from September 30, 1996 to October 31, 1996 by mutual agreement of the company and the sales agent, and such extension could result in an increase in the expenses incurred in connection with the Offering.

     If the minimum of 950,000 shares has been subscribed by the Initial Expiration Date, the Offering, at the option of the Company and the Sales Agent, may be continued until December 31, 1996 or such earlier date as subscriptions for 1,750,000 shares have been received and accepted by the Company or the Company determines to terminate the Offering (December 31, 1996 as such date may be so accelerated, the "Termination Date"). While the Company and the Sales Agent intend to use their best efforts to sell, or cause to be sold, all of the 1,750,000 shares offered hereby, the Offering may be terminated at the Company's option without notice to existing or potential subscribers before all such shares are sold unless at least 950,000 shares have been sold by the Initial Expiration Date. The Company also may terminate the Offering at any time prior to the sale of 950,000 shares by providing written notice of such termination to all existing subscribers.

Minimum Offering Condition

     If subscriptions to purchase at least 950,000 shares of Common Stock have not been received and accepted by the Company by the Initial Expiration Date, the Offering will be withdrawn and all subscription funds will be promptly refunded by the Escrow Agent, together with any interest earned thereon. See "-- Escrow Arrangements." The Offering is intended to raise gross proceeds of between $2,018,750 and $3,718,750. Upon receipt by the Escrow Agent of gross proceeds of at least $2,018,750 by the Initial Expiration Date, such proceeds are expected to be transferred by the Escrow Agent to the Company to be applied in a manner consistent with that set forth herein under the caption "Use of Proceeds."

Method of Subscription

    All subscriptions for Common Stock pursuant to the Offering must be made by completing a subscription agreement (the "Subscription Agreement"), a copy of which may be obtained by contacting the Sales Agent at the address set forth below. The minimum subscription amount is 10,000 shares. Subscriptions will not be accepted by the Company unless delivered to the Sales Agent accompanied by payment in full of the subscription price (using one of the two payment methods specified below). The Company reserves the right to reject any offer of subscription in whole or in part until the date the shares purchased thereunder are issued. If all or part of a subscription is not accepted by the Company, all subscription funds relating to the unaccepted portion will be promptly returned to the subscriber with any interest earned thereon.


     A completed Subscription Agreement and payment in full (made in the manner specified below) of the total subscription price for the number of shares subscribed may be mailed or delivered to:

                    Interstate/Johnson Lane Corporation
                  Attention:  Corporate Finance Department
                        Interstate Tower, Suite 1500
                           121 West Trade Street
                      Charlotte, North Carolina  28202
                        (telephone:  (704) 379-9268)

     Upon acceptance in writing by the Company, subscriptions will be irrevocable and binding and legally enforceable. All questions regarding the allocation of shares of the Common Stock will be determined by the Company, and such determination shall be binding on all subscribers. Any purchaser who otherwise is a customer of the Sales Agent or who wishes to open a brokerage account with the Sales Agent may indicate in the Subscription Agreement that shares purchased thereunder are to be issued in "street name" for the account of the Sales Agent for the benefit of the subscriber. In all other cases, the subscriber will receive physical delivery of the certificate, registered as indicated on the Subscription Agreement. Whether issued in street name or directly to subscribers, certificates representing shares of Common Stock will be issued by the Company's registrar and transfer agent promptly after the initial or any subsequent closings of the Offering.

Payment Methods

     Payment of the purchase price of the Common Stock may be made by one of two methods. Prospective purchasers may submit full payment for the Common Stock subscribed to the Sales Agent with their completed Subscription Agreements, in which case all such checks or other payment instruments for the purchase price of Common Stock should be made payable to "First Union National Bank of North Carolina, as Escrow Agent for Nicholas Financial, Inc." Alternatively, any purchaser who otherwise is a customer of the Sales Agent may make payment for the Common Stock ordered by authorizing the Sales Agent to debit the purchaser's customer securities account with the Sales Agent in an amount equal to the total purchase price in accordance with the procedures outlined below.

        (1)The Sales Agent will obtain from its customers the Subscription Agreement to purchase the Common Stock.

        (2)Once the Sales Agent has determined that the total shares subscribed equal or exceed the minimum of 950,000 shares and that the Initial Expiration Date is imminent, the Sales Agent will deem an order to have been placed (the "Order Date").

        (3)Not later than the next business day after the Order Date, the Sales Agent will submit to the Escrow Agent a minimum subscription notice.

        (4)On the date three business days after the Order Date (the "Settlement Date"), the Sales Agent will debit the accounts of its customers for the purchase price of the Common Stock to be purchased. Customers whose brokerage accounts are to be debited in this manner must have sufficient funds in their accounts on the Settlement Date for the purchase price of the Common Stock subscribed.

Escrow Arrangements

     All subscription payments will be deposited in an interest-bearing escrow account with First Union National Bank of North Carolina (the "Escrow
Agent").   If  subscriptions for the minimum of 950,000 shares  of  Common
Stock have not been received by the Sales Agent and accepted by the Company by the Initial Expiration Date, subscription funds held in the escrow account will be promptly returned to subscribers by the Escrow Agent with any interest earned thereon. If the minimum offering of 950,000 shares is subscribed by the Initial Expiration Date, the subscription funds deposited in the escrow account and any interest earned thereon will be disbursed by the Escrow Agent to the Company upon the joint instructions of the Company and the Sales Agent. Such instructions are expected to be given on the Initial Expiration Date if the minimum of 950,000 shares has been subscribed by that date and on the Termination Date if additional subscriptions for shares of Common Stock are received and accepted by that date. The giving of such instructions by the Sales Agent will be subject to the satisfaction of certain conditions as provided in the Sales Agency Agreement and to compliance with certain rules and regulations under the Securities Exchange Act of 1934.


Plan of Distribution

      The   Company   has  entered  into  a  Sales  Agency  Agreement   with
Interstate/Johnson  Lane  Corporation,  which  will  act  as  the  Company's
exclusive  sales  agent on a "best efforts" basis.   The  Sales  Agent  will
receive a commission of 10% of the purchase price of each share sold in  the
Offering.   The Company has agreed to reimburse the Sales Agent for  certain expenses in connection with the Offering, including the Sales Agent's out-of-pocket expenses and legal fees, and to indemnify the Sales Agent against certain liabilities, including certain liabilities under federal securities
laws.   Additionally, the Company has granted the Sales  Agent  a  right  of first refusal for a period of two years from the date of consummation of the Offering to provide all financial advisory and underwriting services required by the Company during such period. The Common Stock will not be offered in any state with respect to which the Company determines, in its sole discretion, that compliance with such state's securities laws would be too expensive or burdensome.

    Certain officers and directors of the Company have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for, or any rights to purchase or acquire, Common Stock for a period of one hundred and eighty (180) days after the date of this Prospectus, without the prior written consent of the Sales Agent.


                              USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 950,000 to 1,750,000 shares of Common Stock offered hereby (at the public offering price of $2.125 per share and after deducting sales commissions and fees and estimated expenses of the Offering) are estimated to be between $1,666,875 and $3,196,875. The Company intends to use the net proceeds to repay outstanding indebtedness under the Line of Credit, and the balance for general corporate purposes, including future business expansion. The Line of Credit is a secured $25 million credit line with a commercial lender, which is used by the Company to purchase Contracts and originate small direct consumer loans, bears interest at a floating rate ranging from 1.75% to 1.00% over the lender's prime rate, based on outstanding borrowings, and expires in June 1998. As of June 30, 1996, borrowings outstanding under the Line of Credit Facility were approximately $13.8 million, and the interest rate on the Company's outstanding borrowings under the Line of Credit was 9.5%. The Company expects to continue using the Line of Credit to fund the growth of its business after the completion of the Offering. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

                              DIVIDEND POLICY

     The Company has not paid any cash dividends on the Common Stock. It currently intends to retain its earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future dividend payments will depend upon the financial condition, funding requirements and earnings of the Company, as well as other factors that the Board of Directors may deem relevant. Certain restrictions on the payment of dividends will remain applicable to the Company upon completion of the Offering in the form of various affirmative and negative covenants included in the Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                        PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been listed for trading on the Vancouver Stock Exchange since 1987 under the symbol "NFC.U" and is also traded on the OTC Bulletin Board under the symbol "NCFNF."

     The following table reflects the high and low prices for the Company's Common Stock on the Vancouver Stock Exchange during the periods indicated.


Price Range of Common Stock*
                                                          High                    Low
                                                      Cdn.      U.S.         Cdn.      U.S.
Year ended March 31, 1997
    First Quarter ending Year March 31, 1996         $3.55     $2.59        $2.19     $1.60
    Second Quarter through September 27, 1996         4.03      2.95         3.01      2.20


Year ended March 31, 1996
    First Quarter                                     2.25      1.65         2.06      1.50
    Second Quarter                                    3.36      2.50         2.69      2.00
    Third Quarter                                     3.55      2.60         2.93      2.15
    Fourth Quarter                                    3.30      2.42         2.39      1.75


Year ended March 31, 1995
    First Quarter                                     2.20      1.57         1.80      1.28
    Second Quarter                                    3.05      2.17         1.81      1.28
    Third Quarter                                     2.80      1.99         2.15      1.53
    Fourth Quarter                                    2.20      1.57         1.65      1.17

________________

* As reported on the Vancouver Stock Exchange. These prices have been converted from Canadian to U.S. dollars at an exchange rate in effect on the date that the disclosed price was reported on the Vancouver Stock Exchange.


    On September 27, 1996, the last reported sales price of the Common Stock on the Vancouver Stock Exchange was U.S. $2.50 (Cdn. $3.42). As of June 30, 1996, there were approximately 458 holders of record of the Common Stock. During the periods indicated in the table above, trading activity on the Vancouver Stock Exchange accounted for approximately 90% of all trading volume of the Common Stock.

The securities offered or sold hereunder shall be subject to a one year hold restriction prohibiting the sale or transfer of such securities in British Columbia, except as may be permitted by the Securities Act (British
Columbia) and the rules and regulations thereto. The certificates for the securities will bear a legend to this effect.

                               CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996, on an actual basis and on a pro forma basis as adjusted to reflect the sale by the Company of 950,000 or 1,750,000 shares of Common Stock in the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


                                                                            June 30, 1996
                                                                              Pro Forma          Pro Forma
                                                                             As Adjusted        As Adjusted
                                                        Actual                (Minimum)          (Maximum)
Line of Credit                                       $13,805,594            $12,138,719        $10,608,719
Notes payable - related party                          2,280,223              2,280,223          2,280,223
Shareholders' equity:
 Preferred Stock, no par value; 5,000,000 shares
 authorized; no shares issued and outstanding                  -                      -                  -
 Common Stock, no par value; 20,000,000 shares
    authorized; 5,885,739 shares issued and
    outstanding; 6,835,739 shares
    issued and outstanding, pro forma as
    adjusted (minimum); 7,635,739 shares
    issued and outstanding pro forma as
    adjusted (maximum) (1)                             1,755,765             3,996,390           4,952,640
    Retained earnings                                  1,736,270             1,736,270           1,736,270
    Total shareholders' equity                         3,492,035             5,158,910           6,688,910
         Total capitalization                        $19,577,852           $19,577,852         $19,577,852

_______________

(1) Excludes approximately 2,143,727 shares of Common Stock issuable upon the exercise of outstanding options, warrants and convertible notes. See "Certain Transactions" and "Principal Stockholders."

                          SELECTED FINANCIAL DATA

  The  following table sets forth selected income statement,  operating  and balance sheet data of the Company. The selected income statement and balance sheet data for each of the three fiscal years in the period ended March 31, 1996 are derived from the Company's audited financial statements, which in the case of the two most recent fiscal years are included elsewhere in this Prospectus. The data as of June 30, 1995 and 1996 and for the three month periods then ended are derived from the Company's unaudited financial statements included elsewhere in this Prospectus, which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended March 31, 1997. The following data should be read in conjunction with the financial statements of the Company including the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus.

<CAPTION
                                                                            Fiscal Year Ended             Three Months Ended
                                                                                 March 31,                     June 30,
                                                                       1994       1995(1)      1996         1995       1996
                                                                                                       (unaudited) (unaudited)
INCOME STATEMENT DATA:
  Interest income on finance receivables                           $2,205,727  $3,514,246  $5,264,080   $1,107,006  $1,348,053
  Interest expense                                                    530,679     897,553   1,517,181      331,630     394,630
  Sales (software)                                                    741,523     601,925     565,645      151,258     113,711
  Interest income on term deposits and lease receivables                3,976       2,861       3,450        2,123          11
  Provision for credit losses                                         567,992     337,732     486,440       40,786      54,313
  Other  operating  expenses                                        1,582,585   1,989,539   2,770,653      923,976     680,511
  Operating income (loss) before taxes (2)                            269,970     894,209   1,058,901      (36,005)    332,321
  Income tax expense (benefit)                                        108,683     341,831     396,750      (14,037)    125,865
  Income (loss) before cumulative effect of a change
    in accounting principle                                           161,287     552,377     662,151      (21,968)    206,456
  Cumulative effect of a change in accounting principle                     -      71,218           -            -           -
  Net income (loss)                                                   161,287     623,595     662,151      (21,968)    206,456
  Earnings per common and common equivalent share:
     Income before cumulative effect of a change in
        accounting principle                                              .03         .09         .11            -         .03
     Cumulative effect of a change in accounting principle                  -         .01           -            -           -
  Net income per common and common equivalent share                      $.03        $.10        $.11            -        $.03
  Weighted average number of common and
     common  equivalent  shares                                     6,120,254   6,153,236   6,037,720    6,030,264   6,175,542

                                                                               Fiscal Year Ended           Three Months Ended
                                                                                    March 31,                    June 30,
                                                                           1994       1995       1996        1995       1996
SELECTED OPERATING DATA:
  Number of branch locations (end of period)                                   5          7          9            7         10
  Operating expenses as a percent of average net finance receivables(3)    24.47%     16.56%     13.85%       20.53%     12.19%
  Delinquencies as a percent of average net finance receivables(4)          2.78%      4.28%      6.30%        2.98%      5.44%
  Net charge-offs as a percent of average net finance receivables           3.50%      9.74%      9.97%        5.45%     10.82%

                                                                                                           At June 30, 1996
                                                                                                       Pro Forma      Pro Forma
                                                At March 31,                       At June 30,        As Adjusted    As Adjusted
                                      1994          1995         1996          1995        1996      (Minimum)(5)   (Maximum)(5)
                                                                           (unaudited)  (unaudited)
BALANCE SHEET DATA:
  Finance receivables, gross     $11,528,878   $19,716,821   $27,814,597   $25,594,473  $29,561,777    $29,561,777   $29,561,777
  Finance receivables, net(6)      7,372,497   12,780,0851     8,326,784    16,389,909   19,557,684     19,557,684    19,557,684
  Total liabilities                6,905,328    11,597,218    16,547,936    14,948,538   17,532,209     15,865,334    14,335,334
  Shareholders' equity             1,542,883     2,253,556     3,253,865     2,598,545    3,492,035      5,158,910     6,688,910

__________________

      (1) On April 1, 1994, the Company changed its method of accounting for unearned interest and dealer discounts as well as reserves for future credit losses. Application of the change resulted in an after tax credit of approximately $71,000 to fiscal 1995 net income. See
      Note 3 to the Consolidated Financial Statements of the Company.

      (2)   Amounts  include non-cash stock compensation expense  (recovery)
      of  $177,870,  $(49,361) and $266,754 for the years  ended  March  31,
      1994,  1995 and 1996, respectively, and $323,139 and $29,947  for  the three month periods ended June 30, 1995 and 1996, respectively, related to options and warrants granted to key executives and employees. Excluding this non-cash item, operating income (loss) before taxes would have been $447,840, $844,847 and $1,325,655 for the years ended March 31, 1994, 1995 and 1996, respectively, and $287,134 and $362,268 for the three month periods ended June 30, 1995 and 1996, respectively.

      (3) Operating expenses include all expenses associated with doing business excluding interest expense and provision for credit losses.

      (4)  Delinquencies represent contractual obligations over 30 days  past due.

      (5) The Pro Forma As Adjusted balance sheet information gives effect to (i) the issuance of 950,000 or 1,750,000 shares of Common Stock at the public offering price of $2.125 and (ii) the receipt of $1,666,875 or $3,196,875 in net proceeds, respectively, and the application of such proceeds to pay down borrowings under the Company's revolving line of credit.

      (6) Net finance receivables represent gross finance receivables less unearned interest, non-refundable dealer reserves, unearned dealer discount and allowance for credit losses.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    CONDITION AND RESULTS OF OPERATIONS

Introduction

     The Company is a Florida-based consumer finance company, focused primarily on the purchase of Contracts from automobile dealers and the origination of small direct consumer loans. The Contracts are for the purchase of used cars and light trucks by borrowers who do not meet the credit standards of traditional lenders. The Company's small direct consumer loans are made primarily to borrowers under the Contracts. As of June 30, 1996, Contracts accounted for approximately 98% of the Company's aggregate loan portfolio and small direct consumer loans accounted for approximately 2%. The Company currently operates ten branch offices in Florida.

     In fiscal 1995, the Company adopted a change in accounting principle that resulted in an increase to net income of $71,218, or $.01 per share. This change was made following a determination by the Company that a preferable method of accounting for the discount at which the Company purchases Contracts from automobile dealers is to record all or a portion of the discount as an allowance for losses against the unpaid balance of the Contract. Utilization of this method reports Contracts at their estimated net realizable value at the date of purchase by the Company and charges losses against the discount. If, at the time of purchase of a Contract, the Company determines that the amount of the discount does not provide a sufficient allowance for anticipated losses, a portion of unearned finance charges will also be added to the allowance for losses. If actual losses exceed the amount of the reserve, such losses are charged against income as incurred. If actual losses are less than the amount of the reserve, the excess amount is amortized into income as an adjustment of the interest yield once the contract is substantially liquidated. The Company believes that the change in accounting for losses more accurately reports the economic event which takes place at the time of purchase of Contracts, more accurately reflects the Company's assets and liabilities, and better matches its costs and revenues. The following table sets forth certain financial data:

                                                       Year Ended March 31,               Three Months Ended June 30,
                                               1996            1995           1994            1996            1995

Average  Net  Finance Receivables (1)     $20,004,986     $12,013,883     $5,741,254     $22,332,463     $18,004,504

Average Indebtedness (2)                   14,185,584       8,228,276      3,658,176      15,479,596      12,293,829

Total Revenues                              5,264,080       3,514,246      2,205,727       1,348,053       1,107,006

Interest Expense                            1,517,181         897,553        530,679         394,630         331,630

Net Interest Income                         3,746,899       2,616,693      1,675,048         953,423         775,376

Gross Portfolio Yield (3)                       26.31%          29.25%         38.42%          24.15%          24.59%

Average Cost of Borrowed Funds (2)              10.70%          10.91%         14.51%          10.20%          10.79%

Net Interest Spread (4)                         15.62%          18.34%         23.91%          13.95%          13.80%

Net Portfolio Yield (3)                         18.73%          21.78%         29.18%          17.08%          17.23%

Net Charge-Off Percentage (5)                    9.97%           9.74%          3.50%          10.82%           5.45%

__________________

(1) Average net finance receivables represents the average of net finance receivables throughout the year. Net finance receivables represents gross finance receivables less any unearned finance charges related to those receivables.

(2) Average indebtedness represents the average outstanding borrowings under the Line of Credit and notes payable-related party. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.

(3) Gross  portfolio  yield represents total revenues  as  a  percentage  of
    average  finance  receivables.   Net  portfolio  yield  represents   net
    interest income as a percentage of average finance receivables.

(4) Net interest spread represents the gross portfolio yield less the average cost of borrowed funds.

(5) Net charge-off percentage represents net charge-offs divided by average net finance receivables outstanding during the period.

Three  months  ended June 30, 1996 compared to three months ended  June  30,
1995

       Revenue increased 16% to $1,461,775 for the period ended June 30, 1996, from $1,260,387 for the period ended June 30, 1995. This increase is attributed to the increase in net finance receivables. The gross portfolio yield decreased to 24.15% for the period ended June 30, 1996 from 24.59% for the period ended June 30, 1995.

       Operating expenses, excluding provision for credit losses, stock compensation expense and interest expense, increased to $650,564 for the three month period ended June 30, 1996 from $600,837 for the three month period ended June 30, 1995. This increase is attributed to the opening of one additional branch and the increase in transaction volume at existing branches.

       Interest expense increased to $394,630 for the period ended June 30, 1996 as compared to $331,630 for the period ended June 30, 1995. This increase is attributed to the increase in average outstanding borrowings during the comparable periods. The average cost of funds borrowed by the Company was 10.20% for the period ended June 30, 1996 as compared to 10.79% for the period ended June 30, 1995.

       Net income for the three months ended June 30, 1996 increased to $206,456 compared to a loss of $21,968 for the comparable period ended June 30, 1995. The three month period ended June 30, 1995 included non-cash stock compensation expense of $323,129 ($201,542 after income taxes) related to certain stock options and warrants previously granted to key executives and employees. The comparable three month period ended June 30, 1995 included only $29,947 of stock compensation expense ($18,605 after income taxes). Net income excluding non-cash stock compensation expense would have been $225,061 compared to $179,574, an increase of 25% for the three month periods ended June 30, 1996 and 1995, respectively.


Fiscal  year  ended March 31, 1996 compared to fiscal year ended  March  31,
1995

       Revenue increased 42% in fiscal year 1996 to $5,833,175 from $4,119,032 in fiscal 1995. The increase in revenue is attributed to the opening of two additional branch offices and increasing the size of several existing branch locations. The gross portfolio yield decreased from 29.25% in fiscal 1995 to 26.31% in fiscal 1996. The decrease in the gross portfolio yield was the result of competitive pressures that led the Company to purchase more installment contracts that bear a lower interest rate and lower discount.

       Operating expenses, excluding provision for credit losses, deferred compensation expense and interest expense, increased 23% to $2,503,899 in fiscal  1996  as  compared to $2,038,900 in fiscal 1995.  This  increase  is attributable to the opening of two additional branches and the increased expenses associated with building and maintaining a corporate infrastructure.

        Interest expense increased to $1,517,181 for fiscal 1996 as compared to $897,553 for fiscal 1995. This increase is the result of an increase in average outstanding borrowings during the comparable periods. The average cost of funds borrowed decreased from 10.91% in fiscal 1995 to 10.70% in fiscal 1996.

       Consolidated net income for the fiscal year ended March 31, 1996 increased to $662,151 or $.11 per share from $623,595 or $.10 per share in fiscal year ended March 31, 1995. Consolidated net income for the fiscal year ended March 31, 1996 included non-cash stock compensation expense of $266,754 ($166,807 after income taxes) related to certain stock options and warrants previously granted to key executives and employees. The comparable period in the prior year included a credit to compensation expense of $49,361 ($30,492 after income taxes). Additionally, net income for fiscal 1995 was increased by $71,218 for the impact of a change in accounting principle. Excluding the non-cash stock compensation expense and the impact of the accounting change, net income would have been $828,958 for fiscal 1996 as compared to $521,885 for fiscal 1995, an increase of 59%.

Fiscal year ended March 31, 1995 as compared to fiscal year ended March  31,
1994

        Revenue increased 40% to $4,119,032 in fiscal 1995 as compared to $2,951,226 in fiscal 1994. This increase is attributable to the opening of new branch offices and the increasing size of existing branches. The gross portfolio yield decreased from 38.42% in fiscal 1994 to 29.25% in fiscal 1995. This decrease was the result of competitive pressures that led to the purchase of a greater percentage of contracts bearing lower interest rates and lower discounts.

        Operating expenses, excluding provision for credit losses, deferred compensation expense and interest expense, increased to $2,038,900 in fiscal 1995 from $1,404,715 in fiscal 1994. This increase is attributed to the opening of additional branch offices and the process of beginning to build a corporate infrastructure.

        Interest expense increased to $897,553 in fiscal 1995 from $530,679 in fiscal 1994. This increase is the result of the increase in the average outstanding borrowings from $3,658,176 in fiscal 1994 to $8,228,276 in fiscal 1995. The average cost of funds borrowed decreased from 14.51% in fiscal 1994 to 10.91% in fiscal 1995.

        Consolidated net income increased from $161,287 or $.03 per share in fiscal 1994 to $623,595 or $.10 per share in fiscal 1995. Consolidated net income for the fiscal year ended March 31, 1995 included a credit to non-cash stock compensation expense of $49,361 ($30,492 after income taxes) related to certain stock options and warrants previously granted to key executives and employees. The comparable period in the prior year included compensation expense of $177,870 ($110,280 after income taxes). Additionally, net income for fiscal 1995 was increased by $71,218 for the impact of a change in accounting principle. Excluding the non-cash stock compensation expense and the impact of the accounting change, net income would have been $521,885 for fiscal 1995 as compared to $271,567 for fiscal 1994, an increase of 92%.


Analysis of Credit Losses

     Because of the nature of the borrowers under the Contracts and its direct consumer loan program, the Company considers the establishment of adequate reserves for credit losses to be imperative. The Company batches its Contracts into pools for purposes of establishing reserves for losses. Each such pool consists of the loans processed by a Company branch office during a fiscal quarter. In the last two fiscal years the average pool has consisted of 79 Contracts with an aggregate initial principal amount of approximately $509,000. As of June 30, 1996, the Company had 97 active pools. The effective APR for these pools ranges from 20% to 30%, and the discount averages between 10% and 12%. Loan pools are analyzed monthly and the effective return for each pool is recomputed, if necessary, based upon changes during the month.

     The Company pools Contracts according to branch location because the branches purchase Contracts in different markets located in the State of Florida. All Contracts purchased by a branch during a fiscal quarter comprise a pool. This method of pooling by branch and quarter allows the Company to evaluate the different markets where the branches operate. The pools also allow the Company to evaluate the different levels of customer income, stability, credit history, and the types of automobiles purchased in each market.

     A pool retains an amount equal to 100% of the discount into a non-refundable dealer reserve. In situations where the discount is determined to be insufficient to absorb all of the potential losses associated with the pool, unearned income will be added to reserves until total reserves have reached the appropriate level. If the non-refundable reserve and the unearned revenue reserve are exhausted for a pool which is not fully liquidated, then a charge to income will be used to reestablish the reserves. If a pool is fully liquidated and has excess reserves, the excess reserves are credited to income.

     In analyzing a pool, the Company considers the performance of prior pools originated by the branch office, the performance of prior Contracts purchased from the dealers whose Contracts are included in the current pool, the credit rating of the borrowers under the Contracts in the pool, and current market and economic conditions. Each pool is analyzed monthly to determine if the loss reserves are adequate, and adjustments are made if they are determined to be necessary. As of June 30, 1996, the Company had established reserves for losses on Contracts of $3,310,607, or 14.5% of net outstanding receivables. The Company has experienced a historical charge-off rate of 9.97%, 9.74% and 3.5% respectively, for the years ended March 31, 1996, 1995, and 1994. The experience of the Company is that the longer the period of time during which the borrower has made payments under his Contract, the less likelihood there is of a default.

     Because of the small number of loans currently outstanding, loans made by the Company in its direct consumer loan program are currently analyzed as made and a reserve for losses is established at that time. When the volume of such loans increases, the Company intends to utilize a pooling arrangement similar to that used in connection with Contracts in establishing reserves. As of June 30, 1996, the Company had experienced immaterial losses under its direct consumer loan program; however, the program was implemented in April 1995 and these results cannot be considered representative of results that will be experienced in the future. As of June 30, 1996, the Company had established reserves for losses on direct consumer loans of $19,663, or 2.93% of gross outstanding receivables under the loans.

     The Company defines any account that is more than ten days past due as "delinquent." The following tables present certain information regarding the delinquency rates experienced by the Company with respect to Contracts and under its direct consumer loan program:

                                   Three Months Ended          Year Ended               Year Ended
                                     June 30, 1996           March 31, 1996           March 31, 1995
Contracts
Net Amount Outstanding                $28,889,689              $27,250,451             $19,713,879



                                    Dollar                   Dollar                  Dollar
Delinquencies                       Amount   Percent *       Amount   Percent *      Amount  Percent *

30 to 59 days                     $1,244,020    4.31%      $1,346,150    4.94%      $777,623    3.94%
60 to 89 days                        261,739    0.91%         326,542    1.20%        60,331    0.31%
90  +  days                           62,354    0.22%          44,746    0.16%         6,865    0.03%

Total Delinquencies               $1,568,113               $1,717,438               $844,819

*Total Delinquencies as
 percent of outstanding balance                 5.44%                    6.30%                  4.28%

Direct Loans
Net Amount Outstanding              $558,400                 $459,147                  ----

Delinquencies

30 to 59 days                         18,596    3.33%             321    0.07%
60 to 89 days                              0    0.00%           3,197    0.70%
90 + days                                  0    0.00%               0    0.00%

Total Delinquencies                  $18,596                   $3,518

Total Delinquencies as a
percent of outstanding balance                  3.33%                     0.77%


Income Taxes

     The provision for income taxes for the three months ended June 30, 1996 increased to $125,865 from an income tax benefit of $14,037 for the three month period ended June 30, 1995. The Company's effective tax rate decreased from 38.99% for the three month period ended June 30, 1995 to 37.87% for the three month period ended June 30, 1996.

     The provision for income taxes in fiscal 1996 increased 16% to $396,750 from $341,831 in fiscal 1995 as a result of higher pre-tax income. The Company's effective tax rate decreased from 38.23% in fiscal 1995 to 37.47% in fiscal 1996.

Liquidity and Capital Resources

The Company's cash flows for the years ended March 31, 1996 and 1995 and the three months ended June 30, 1996 are summarized as follows:

                                             Three months ended    Year Ended       Year Ended
                                                   June 30,         March 31,        March 31,
                                                     1996             1996             1995
    Cash provided by (used in):
        Operating Activities -                   $  409,787        $1,234,592       $1,544,685
        Investing Activities -
           (primarily purchase of Contracts)     (1,311,331)       (6,128,516)      (5,912,641)

        Financing Activities                        730,686         5,101,373        4,374,474
        Net  increase (decrease) in cash           (170,858)          207,449            6,518


   The Company's primary use of working capital during fiscal year 1996 and for the three months ended June 30, 1996 was the funding of the purchase of Contracts. The Contracts were financed partially through borrowings on the BankAmerica Line of Credit. The Line of Credit is secured primarily by Contracts and provides the Company with financing to increase the number of Contracts for its loan portfolio. Under the Line of Credit, the Company is subject to customary covenants such as the maintenance of certain financial ratios and minimum net worth requirements, and certain restrictions on the payment of cash dividends on the Common Stock and a requirement to maintain minimum subordinated indebtedness of $400,000.

      Since inception, the Company has funded operations from the following sources: borrowings under the Line of Credit, proceeds from the issuance of subordinated debt, funds provided from payments received under Contracts, and cash flows from operating activities.

      The increases in net cash flows used in investing activities during fiscal 1996 and for the three months ended June 30, 1996 was primarily attributable to the growth in the size of the Contract portfolio owned by the Company.

      In May 1996, through a series of negotiations, the Company increased its Line of Credit to $25 million from $20 million. The Company was also able to increase the percentage of Contracts that qualify for funding and reduce the amount of subordinated debt required by BankAmerica.

      The Company intends to continue opening additional branches and increasing its portfolio of Contracts and continues to explore alternative financing sources in order to satisfy its ongoing needs for additional capital resources. The Company will make additional capital expenditures as it opens new branches and increases the number of employees. The Company believes that net proceeds from this Offering, cash flow from operations, current borrowing capacity under the Line of Credit and other available financing alternatives will be adequate to meet its presently anticipated needs for working capital and capital expenditures, but no assurance can be given that the Line of Credit will be increased or that alternative sources of capital will be available on terms acceptable to permit the Company to finance future expansion.

Impact of Inflation

      The Company is affected by inflation primarily by increased operating costs and expenses. Inflationary pressures on operating costs and expenses have been offset by the Company's continued emphasis on tight operating and cost controls and to a lesser extent by modest increases in technical support fees from its software subsidiary, NDS. The Company's strong balance sheet enabled it to negotiate favorable interest rates, which minimized the impact of prime rate increases.

      The Company is dependent upon the Line of Credit with BankAmerica for the significant source of funds with which to purchase Contracts. Any increase in the interest rate payable by the Company under that line, or any replacement credit facility, would increase the costs of such borrowings, with a corresponding decrease in net income. For example, if the interest rate payable on amounts outstanding under the Line of Credit on June 30, 1996 were increased by 1%, the annual interest cost to the Company would increase by approximately $138,000, before the effect of income taxes.

      The Company believes that a downturn in the economy would increase the number of purchasers of automobiles financed with Contracts. During a modest downturn in economic activity more people will experience a reduction in income because of downsizing, fewer and smaller raises and the necessity of accepting lower paying jobs. In addition, it may be difficult for individuals who have over-extended themselves to meet their debt obligations, and they may find it necessary to purchase used automobiles rather than new ones. Although the number of potential customers can be expected to increase during periods of slow economic activity, the number of defaults in payment obligations can also be expected to increase with a resulting increase in repossessions of vehicles securing Contracts. The Company is not able to predict whether or not the net effect of such a downturn would be favorable or unfavorable to the operating results of the Company, although the Company believes that a severe downturn in economic activities would have an adverse effect on its business.

      The maximum finance charges that may be charged to the borrower in connection with the financing of a used automobile in Florida is determined by the Florida legislature and is set forth in the Florida statutes. Generally, for older automobiles, higher interest rates may be charged. If the Florida legislature were to reduce the statutory interest rates that can be charged, the return realized by the Company on Contracts would be reduced unless it could offset the reduction with a corresponding reduction in funding costs (such as through the infusion of equity or a lower interest rate on its Line of Credit) or an increase in the discount at which it purchases Contracts.

Future Expansion

      The Company intends to continue its expansion through the purchase of additional Contracts and the expansion of its direct consumer loan program. In order to increase the size of its loan portfolio of Contracts, it will be necessary for the Company to open additional branch offices and increase the size of its Line of Credit, either with BankAmerica or another lender.

      The Company believes that opportunity for growth continues to exist in the State of Florida and for the foreseeable future intends generally to concentrate its expansion activities primarily there. The Company has identified Pensacola, Jacksonville and Boca Raton as areas in Florida in which it may open additional branch offices during fiscal 1997.

                                  BUSINESS

General

      The Company is a Canadian holding company incorporated under the laws of British Columbia. The business activities of the Company are conducted exclusively in the United States through its wholly-owned subsidiaries formed pursuant to the laws of the State of Florida, Nicholas Financial, Inc. ("Nicholas Financial-Florida") and Nicholas Data Services, Inc., ("NDS"). Nicholas Financial-Florida is a specialized consumer finance company engaged primarily in acquiring and servicing Contracts for purchases of used automobiles and light trucks. NDS is engaged in designing, developing, marketing and supporting of industry-specific computer application software for small businesses located primarily in the southeastern United States. Nicholas Financial-Florida's financing activities accounted for approximately 90.3% of consolidated revenues for the fiscal year ended March 31, 1996 and NDS's activities accounted for approximately 9.7% of such revenues. For the three months ended June 30, 1996 Nicholas Financial-Florida's financing activities accounted for approximately 92.2% of consolidated revenues and NDS's activities accounted for approximately 7.8% of such revenues.

      The Company's principal executive offices are located at 2454 McMullen Booth Road, Building C, Clearwater, Florida 34619, and its telephone number is (813) 726-0763.

Background

      NDS was formed pursuant to the laws of the State of Florida on March 18, 1985 to engage in the design, development and marketing of computer software programs. On July 28, 1986, Nicholas Data Services, Ltd. was incorporated as a Limited Company pursuant to the laws of British Columbia, Canada. Concurrent with the formation of Nicholas Data Services, Ltd., the shareholders of NDS exchanged all their stock in NDS for shares of stock in Nicholas Data Services, Ltd., and NDS became a wholly-owned subsidiary of Nicholas Data Services, Ltd. On July 20, 1993, Nicholas Data Services, Ltd. changed its name to Nicholas Financial, Inc. in order to reflect the shift in primary focus of its business operations from a software company to a financial services company. On July 23, 1990, Nicholas Financial-Florida was formed pursuant to the laws of the State of Florida.

      From inception through July 1990, the Company was engaged exclusively in designing, developing and marketing computer software programs. Since July 1990, the primary focus of the Company's business has been the purchasing and servicing of Contracts for used automobiles and light trucks. The decision to change the focus of the Company's business was based upon management's belief that the consumer finance industry offered greater potential to the Company for growth than the computer software industry because of the intense price competition that then existed in the computer industry. Additional factors considered by management in deciding to redirect the business activities of the Company were the availability of financing sources to enable it to enter that business, the availability of personnel with experience in the finance business, and the expertise of its personnel in developing computer software applications, which enabled it to develop the accounting and other systems necessary to manage a portfolio of Contracts.

      Since changing the focus of its business activities, revenues realized by the Company from the operations of the software business have decreased slightly. During that period, revenues from the finance business have increased from $88,546 in fiscal 1991, its first full year of operations, to $5,267,530 in the fiscal year ended March 31, 1996. Overall, consolidated net income rose from $9,313 in fiscal 1991 to $662,151 in the fiscal year ending March 31, 1996.

Automobile Finance Business

     The Company is engaged in the business of providing financing programs, primarily on behalf of purchasers of used cars and light trucks who meet the Company's credit standards, but who do not meet the credit standards of traditional lenders, such as banks and credit unions, because of the age of the vehicle being financed, the customer's job instability or credit history. Unlike traditional lenders who look primarily to the credit history of the borrower in making lending decisions and typically finance new automobiles, the Company is willing to purchase Contracts for purchases made by borrowers who do not have a good credit history and for older model and high mileage automobiles. In making decisions regarding the purchase of a particular Contract the Company considers the following factors related to the borrower: current and prior job status, history in making installment payments for automobiles, current income, general credit history, prior experience with Contracts purchased from the dealer from which the Company is purchasing the Contract, and the value of the automobile in relation to the purchase price of the Contract.

      The  Company's  automobile finance business operations  are  currently located exclusively in the State of Florida under the name "Nicholas Financial, Inc." In March 1996, the Company began purchasing certain Contracts originated in Georgia. As of June 30, 1996, the Company had non-exclusive agreements with approximately 400 dealers in the State of Florida and 10 dealers in the State of Georgia for the purchase of Contracts that meet the Company's financing criteria. The dealer agreements require the dealer to originate Contracts in accordance with the Company's guidelines.

      From July 1990 through June 30, 1996, the Company had purchased over 8,427 Contracts with an initial principal amount aggregating approximately $53,756,694. The average initial principal amount of Contracts purchased by the Company was approximately $6,379, with an initial term of 31 months.

      The obligors under the Contracts typically make down payments, in the form of cash or trade-in, ranging from 10% to 20% of the sale price of the vehicle financed. The balance of the purchase price of the vehicle plus taxes, title fees and, if applicable, premiums for accident and health insurance and/or credit life insurance, is generally financed over a period of 12 to 60 months. Accident and health insurance coverage enables the borrower to make required payments under the Contract in the event the borrower becomes unable to work because of illness or accident and credit life insurance pays the borrower's obligations under the Contract upon his or her death.

      The annual percentage rate ("APR") is the actual cost of borrowing money, expressed in form of the annual interest rate payable by the borrower. The APR for Contracts purchased by the Company range from 18% to 30%. As of June 30, 1996, the average APR on Contracts outstanding was 25.0%.

      The  Company  purchases  Contracts from the  automobile  dealer  at  a negotiated price that is less than the original principal amount being financed by the purchaser of the automobile. The amount of the discount depends upon factors such as the age and value of the automobile, the creditworthiness of the purchaser and competitive conditions in the industry. Historically, the Contracts purchased by the Company have been purchased at discounts that range from 5% to 30% of the original principal amount of the Contract, with the average discount being approximately 12.9%. In addition to the discount, the Company charges the dealer a processing fee of $75 per Contract purchased. Because of competitive conditions in the industry, all Contracts purchased by the Company since April 1, 1992 have been purchased from dealers without recourse against the dealer, meaning that the Company, not the dealer, bears the risk of nonpayment by the borrower under the Contract. Prior to then, some Contracts were acquired with full recourse against the dealer for nonpayment by the borrower. As of June 30, 1996, substantially all of the Company's loan portfolio consisted of Contracts that were purchased without recourse against the dealer. Although substantially all the Contracts in the Company's loan portfolio were acquired without recourse, the dealer remains liable to the Company for liabilities arising from certain representations and warranties made by the dealer with respect to compliance with applicable federal and state laws and valid title to the vehicle.

      The Company purchases a Contract only after the Company and the automobile dealer arrive at a negotiated price for the Contract and the dealer has provided the Company with the requisite proof that the vehicle is properly titled, that the Company has a perfected first priority lien on the financed vehicle, that the customer has obtained the required collision insurance naming the Company as loss payee and that the Contract has been fully and accurately completed and validly executed. Once the Company has received and approved all required documents, it pays the dealer for the Contract and commences servicing the Contract through maturity.

      The Company requires the owner of the vehicle to obtain and maintain collision insurance, naming the Company as a loss payee, in an amount not less than the value of the vehicle, with a deductible of not more than $500. The Company does not offer collision insurance. The Company offers purchasers of vehicles certain other insurance products. These products are offered on behalf of the Company by the automobile dealer, typically at the time of sale, and consist of a roadside assistance plan, mechanical breakdown protection plan, credit life insurance, credit accident and health insurance and credit property insurance. Insurance products are offered by the Company as agent for Voyager Property & Casualty Insurance Company. If the purchaser so desires, the cost of these products may be included in the amount financed under the Contract. As of June 30, 1996, less than 1% of the borrowers under Contracts in the Company's loan portfolio had elected to purchase insurance products offered by the Company.

      The Company is also licensed to make small direct consumer loans. Although the Company is licensed to make loans of up to $25,000, the average loan made to date by the Company has an initial principal balance of approximately $2,795. The Company does not expect the average loan size to increase significantly within the foreseeable future and does not presently intend to make loans at or near the maximum size permitted under its license. The Company offers loans primarily to borrowers who have previously been obligated under Contracts purchased by the Company. In deciding whether or not to make a loan the Company considers the individual's credit history, job stability and income and impressions created during a personal interview with a Company loan officer. Approximately 90% of the direct consumer loans made to date have been made to borrowers who have previously been obligated under Contracts purchased by the Company, and the payment history of the borrower under the previous Contract is a significant factor in making the loan decision. The direct consumer loan program was implemented in April 1995 and is not currently a significant source of revenue for the Company. As of June 30, 1996, loans made by the Company pursuant to its direct consumer loan program constituted approximately 2% of the aggregate principal amount of the Company's loan portfolio. As of June 30, 1996, the average APR for direct consumer loans made by the Company was 25.39%, with the range being from 20% to 30%.

      In connection with its direct consumer loan program the Company also offers health and accident insurance coverage and credit life insurance to borrowers. Borrowers in approximately 85% of the 351 loan transactions closed by the Company as of June 30, 1996 had elected to purchase insurance coverage offered by the Company. The cost of this insurance is included in the amount financed by the borrower.

      As of June 30, 1996, approximately 98% of the aggregate outstanding principal balance of loans in the Company's loan portfolio was comprised of Contracts purchased from automobile dealers and 2% consisted of loans made pursuant to the Company's direct loan program. The Company currently typically purchases between 150 and 350 Contracts each month and originates between 30 and 50 direct consumer loans each month.

      The Company currently operates ten branch offices in Florida. These offices are located in Clearwater, Pinellas Park, Tampa, Lakeland, Orlando, Ocala, Tallahassee, Melbourne, Ft. Myers, and Ft. Lauderdale. Contract purchases are approved or rejected by the branch manager at the branch location based upon criteria established by the Company. If a particular transaction does not meet the criteria established by the Company, a branch manager does not have the authority to purchase the Contract without the prior approval of home office management.

Underwriting Guidelines

      The Company's typical customer is approximately 30 years old, has a monthly gross income of approximately $1,500 and a credit history that fails to meet the lending standards of banks and credit unions. Among the credit problems experienced by the Company's customers that resulted in a poor credit history are: unpaid revolving credit card obligations; unpaid medical bills; unpaid student loans; prior bankruptcy; and evictions for nonpayment of rent. The Company believes that its customer profile is similar to that of its direct competitors.

      The Company uses essentially the same criteria in analyzing the purchase of a Contract as it does in analyzing a direct consumer loan. Lending decisions regarding direct consumer loans are made based upon a review of the customer's loan application, credit history, job stability, income, in-person interviews with a Company loan officer and the value of the collateral offered by the borrower to secure the loan. To date, since approximately 90% of the Company's direct loans have been made to individuals whose automobiles have been financed by the Company, the customer's payment history under the automobile installment sale agreement is a significant factor in the lending decision. The decision process with respect to the purchase of Contracts is similar; however, the customer's prior payment history with automobile loans is weighted more heavily in the decision making process and the collateral value of the automobile being financed is taken into account.

      After reviewing the information included in the loan application and taking the other factors into account, Company representatives categorize the borrower using traditional credit classifications of "A," indicating high creditworthiness, through "D," indicating lower creditworthiness.

     In the absence of other factors, such as a favorable payment history on a Contract held by the Company, the Company generally makes direct consumer loans only to individuals rated in categories "B" or higher. Contracts are financed for individuals who fall within all four acceptable rating categories utilized, "A" through "D." Usually borrowers who fall within the two highest categories are purchasing a two- to four-year old, low mileage used automobile from the inventory of a new car dealer, while borrowers in the two lowest categories are purchasing an older, high mileage automobile from an independent used automobile dealer. Approximately 5% of the loans financed by the Company are with customers rated in the "A" category, 10% are rated "B," 65% are rated "C" and 20% are rated "D."

      Upon credit approval and the receipt of all required title and insurance documentation, the Company pays the dealer for the Contract. The Company typically purchases the Contract for a price that approximates the wholesale value of the automobile being financed. The amount the Company is willing to pay a dealer for a particular Contract depends upon the credit rating of the customer. The Company will pay more (e.g., purchase the
Contract at a smaller discount from the original principal amount) for Contracts as the credit risk of the customer improves, but the amount paid to the dealer rarely exceeds the wholesale value of the vehicle. The discounts from the initial principal amount of Contracts purchased by the Company range from 5% to 30%. The Company's current established guidelines for discounts are 7.5% for borrowers rated in the "A" category, 10% for those in the "B" and the "C" categories and 20% for those in the "D" category. Purchases of Contracts at discounts that do not fall within the guidelines require the prior approval of the Company's senior management. Approximately 25% of the Contracts that have been purchased by the Company were purchased with discounts that do not fall within the guidelines.

Servicing and Monitoring of Contracts

      The  Company  requires all customers to obtain and maintain  collision insurance covering damage to the vehicle. Failure to maintain insurance constitutes a default under the Contract and the Company may, at its
discretion,  repossess  the  vehicle.   To  reduce  potential  loss  due  to
insurance lapse, the Company has the legal and contractual right to purchase, at the borrower's expense, its own collateral protection insurance policy which covers loss due to physical damage to vehicles not covered by collision insurance.

      The Company's Management Information Services personnel maintain a number of reports to monitor compliance by borrowers with their obligations under Contracts and direct loans made by the Company. These reports may be accessed on a real-time basis by management personnel, including branch office managers, at computer terminals located in the main office and each branch office. The reports include: delinquency aging reports, insurance due reports, customer promises reports, vehicle information reports, purchase reports, dealer analysis reports, static pool reports, and repossession reports.

      The delinquency report is an aging report that provides basic information regarding each account and reports accounts that are past due. The report includes information such as the account number, address of the borrower, home and work phone numbers of the borrower, original term of the Contract, number of remaining payments, outstanding balance, due dates, date of last payment, number of days past due, scheduled payment amount, amount of last payment, total past due, and special payment arrangements or agreements.

      Accounts that are less than 120 days matured are reported one day past due after their due date. After an account has matured more than 120 days, it does not show up on the delinquency report until it is 11 days past due, at which time a late charge is assessed. Once an account becomes 30 days past due, repossession proceedings are implemented unless the borrower provides the Company with an acceptable explanation for the delinquency and displays a willingness and ability to make the payment, and there is an agreed upon plan to return the account to current status. When an account is 60 days past due, the Company ceases amortization of the Contract and repossession proceedings are initiated. At 120 days delinquent, if the vehicle has not yet been repossessed, the account is written off. Once a vehicle has been repossessed, it no longer appears on the delinquency report. It then appears on the Company's repossession report and is sold, either at auction or to an automobile dealer.

      When an account becomes delinquent, the Company immediately contacts the borrower to determine the reason for the delinquency and to determine if arrangements for payment can appropriately be made. Once payment arrangements acceptable to the Company have been made, the information is entered in its data base and generated on a "Promises Report," which is utilized by the collection staff for account follow-up.

      The Company also generates an insurance report to monitor compliance with the insurance obligations imposed upon borrowers. This report includes the account number, name and address of the borrower and information regarding the insurance carrier, summarizes the insurance coverage, identifies the expiration date of the policy, and provides basic information regarding payment dates and term of the Contract. This report helps the Company in identifying borrowers whose insurance policy is up for renewal or in jeopardy of being canceled. The Company sends written notices to, and makes direct contact with, borrowers whose insurance policies are about to lapse or be canceled. If the borrower fails to provide proof of coverage within 30 days of notice, the Company has the option of purchasing insurance and adding the cost to the balance of the Contract.

      The Company prepares a repossession report that provides information regarding repossessed vehicles and aids the Company in disposing of repossessed vehicles. In addition to information regarding the borrower, this report provides information regarding the date of repossession, date the vehicle was sold, number of days it was held in inventory prior to sale, year make and model of the vehicle, mileage, payoff amount on the Contract, NADA book value, black book value, suggested sale price, location of the vehicle, original dealer, and other information that may be helpful to the Company, such as information on the condition of the vehicle.

      The Company also prepares a dealer analysis report that provides information regarding each dealer from whom it purchases Contracts. This report allows the Company to analyze the volume of business done with each dealer and the terms on which it purchased Contracts from the dealer.

      The Company's policy is to aggressively pursue legal remedies to collect deficiencies from customers. Delinquency notices are sent to customers and verbal requests for payment are made beginning when an account becomes 11 days delinquent. When an account becomes 30 days delinquent and the borrower has not made payment arrangements acceptable to the Company or has failed to respond to the requests for payment, a repossession request form is prepared by the responsible branch office employee for approval by the branch manager for the vicinity in which the borrower lives. Once the repossession request has been approved by the branch manager, the repossessor delivers the vehicle to a company-selected automobile dealer, who holds the vehicle for the Company. The Company maintains relationships with several repossession firms which repossess vehicles for a fee that ranges from $100 to $250 for each vehicle repossessed. As required by Florida law, the customer is notified by certified letter that the vehicle has been repossessed and that to retain the vehicle he must make arrangements satisfactory to the Company and pay the amount owed under the Contract within ten days after delivery of the letter. The minimum requirement for return of the vehicle is payment of all past due amounts under the Contract and all expenses of repossession incurred by the Company. If satisfactory arrangements for return of the vehicle are not made within the statutory period, the Company then sends title to the vehicle to the state title transfer department, which then registers the vehicle in the name of the Company. The Company then either sells the vehicle to a dealer or has it transported to an automobile auction for sale. On average, approximately 30 days lapse between the time the Company takes possession of a vehicle and the time it is sold by a dealer or at auction. During its most recent fiscal year, repossessed vehicles have been sold at prices that average approximately $1,000 less than the price paid by the Company for the Contract. When the Company determines that there is a reasonable likelihood of recovering part or all of any deficiency against the borrower under the Contract, it pursues legal remedies available to it, including law suits, judgement liens and wage garnishments. Historically, the Company has recovered approximately 9.83% of charge-offs more than 180 days outstanding.

Marketing and Advertising

      As its sole marketing activity, the Company relies on its branch managers to solicit agreements for the purchase of Contracts with automobile dealers located within a radius of 25 miles of the branch office. The branch manager provides dealers with information regarding the Company and the general terms upon which the Company is willing to purchase Contracts. The Company presently has no plans to implement any other forms of advertising for the purchase of Contracts, such as radio or newspaper advertisements.

      Currently, the primary method utilized by the Company in soliciting borrowers under its direct consumer loan program is direct mailings to individuals who have a good credit history under Contracts purchased by the Company. The Company intends to expand its solicitation of such loans when management believes its staff is adequately trained to evaluate credit risks associated with such loans.

The Used Car Industry

      The used car industry in the United States can be characterized as a mature but growing market. According to statistics from the National Automobile Dealers Association, in 1992 aggregate used car retail purchases by consumers totalled 22 million vehicles. These sales resulted in an aggregate in excess of $110 billion in sales, both by franchised dealers and independent used car dealers. The United States Department of Commerce reported the overall growth of used car retail purchases by consumers between the years 1979 and 1992 to be in excess of 10% annually. The Company targets customers who earn between $15,000 - $35,000 per year. Typically, individuals with a gross annual income of less than $24,000 cannot meet the requirements of traditional lenders to finance an automobile costing over $10,000. According to information complied by the University of Florida and published in the 1994 Florida Statistical Abstract, the average per capita income of the total Florida work force was $20,857, and there were approximately 5,567,000 persons in the Florida work force.

Computerized Information System

      Over the last six years, the Company has developed its own proprietary loan management system. Management believes that its software and hardware design expertise is integral to the Company's finance business and provides it with a competitive advantage at a low cost. This integrated system enhances the Company's ability to respond to customer inquiries and to monitor the performance of its loan portfolio and of individual borrowers under Contracts. All management personnel are provided with instant, simultaneous access to information from a single, shared database. The Company has created specialized programs to automate the tracking of loans from the point of inception. The capacity of the networking system has been expanded to include the Company's branch office locations. The networking system, including proprietary accounting software and state-of-the-art telecommunications equipment, is designed, installed and maintained by employees of the Company. See "--Servicing and Monitoring of Contracts" for a summary of the different reports prepared by the Company.

Strategy

      The Company intends to continue its expansion through the purchase of additional Contracts and the expansion of its direct consumer loan program. In order to increase the size of its investment portfolio of Contracts, it will be necessary for the Company to open additional branch offices and increase the size of its Line of Credit, either with BankAmerica or another lender. The Company believes that opportunity for growth continues to exist in the State of Florida and for the foreseeable future intends to concentrate its expansion activities primarily there. The Company has identified Pensacola, Jacksonville and Boca Raton as areas in Florida in which it may open additional branch offices during fiscal 1997. The Company believes that the addition of equity from this Offering will make it possible for the Company to continue to meet or exceed its covenants under the Line of Credit, to increase the amount of funds drawn down under the Line of Credit and to draw down funds under the line at a faster rate. The Company also intends to continue its policy of not paying dividends and using any earnings from operations to purchase Contracts or make direct consumer loans.

      The ability to attract motivated and experienced employees from other lending institutions who prefer the entrepreneurial environment of a smaller company is also key to the Company's success. To this end, the Company provides its management with significant incentive programs, including the grant of stock options. At June 30, 1996, options to purchase an aggregate of 376,500 shares of Common Stock were outstanding to directors, officers and employees of the Company, of which 283,300 were exercisable.

      The Company's recently implemented direct consumer loan program is directed by a manager located in its home office. The direct loan manager is responsible for training personnel located in the branch offices to solicit and close loan transactions. Currently, the Company solicits consumer loans primarily from borrowers under Contracts purchased by the Company. The Company's current direct consumer loan portfolio consists almost exclusively of loans made to either current or previous borrowers under Contracts purchased by the Company. The Line of Credit permits the use of $2 million of availability thereunder to fund direct loan activities. As of June 30, 1996, $401,020 had been drawn down under that portion of the Line of Credit. Subject to its ability to expand the availability of funds under the Line of Credit for direct loans, the Company intends to expand its consumer loan portfolio through continued cross-marketing to its existing customers and through the solicitation of new customers when management believes its staff is adequately trained to evaluate credit risks associated with such loans. The Company contemplates that such solicitations will include advertising in local newspapers, direct mailings and telemarketing.

Competition

      The consumer finance industry is fragmented and highly competitive. There are numerous financial service companies that provide consumer credit in the markets served by the Company, including banks, other consumer finance companies, and captive finance companies owned by automobile manufacturers and retailers. Many of these companies have significantly greater resources than the Company. As other lenders enter into this market, competition for the Company's target customer is expected to increase. The Company does not believe that increased competition for the purchase of Contracts will cause a reduction in the interest rate payable by the purchaser of the automobile. However, increased competition for the purchase of Contracts will enable automobile dealers to shop for the best price, thereby causing a reduction in the discount from the initial principal amount at which the Company will be able to purchase Contracts.

      The Company's target market consists of persons who are generally unable to obtain traditional used car financing because of their credit history, the vehicle's mileage or age. The Company has been able to expand its automobile finance business in the non- prime credit market by offering to purchase Contracts on terms that are competitive with those of other companies which purchase automobile receivables in that market segment. Because of the daily contact that many of its employees have with automobile dealers located throughout the market areas served by it, the Company is generally aware of the terms upon which its competitors are offering to purchase Contracts. The Company's policy is to modify its terms if necessary to remain competitive. The Company continues to analyze new lending programs and marketing methods which may be implemented with the objective of increasing its market share, including the possibility of offering to purchase portfolios of seasoned Contracts from dealers in bulk transactions from $50,000 to $750,000.

      The Company's ability to compete effectively with other companies offering similar financing arrangements depends upon maintaining close business relationships with dealers of used motor vehicles. No single dealer out of the approximately 400 dealers with whom the Company has contractual relationships accounted for over 5% of its business volume in the past year.

Regulation

      The Company's finance business and insurance operations are subject to regulation, supervision and licensing under various federal, state and local statutes and ordinances. Additionally, the procedures that must be followed by the Company in connection with the repossession of vehicles securing Contracts, as well as various other aspects of the Company's business, are regulated by the State of Florida, where to date the Company's operations have been exclusively located. Various other applicable federal laws govern the Company's operations. Compliance with existing laws and regulations applicable to the Company has not had a material adverse effect on the Company's operations. Management believes that it maintains all requisite licenses and permits and is in substantial compliance with all applicable local, state and federal regulations.

     The Company has been issued a Retail Installment Seller's License and a Sales Finance Company License by the Florida Department of Banking and
Finance. Pursuant to regulations of the State of Florida governing the Company's finance business activities, the Department of Banking and Finance conducts a review of the Company's activities, at least annually, to monitor compliance with the applicable regulations. The regulations govern, among other matters, licensure requirements, requirements for maintenance of proper records, payment of required fees to the State of Florida, maximum interest rates that may be charged on loans to finance used vehicles, and proper disclosure to customers regarding financing terms.

Computer Software Business

      Since its formation in 1985 Nicholas Data Services, Inc. ("NDS") has been engaged in the design, development and marketing of industry-specific accounting software and technical services to small businesses, primarily in the southeastern United States. Its principal product is ROUTEMAN, a receivables account tracking and scheduling software program that is currently installed in over 600 pest control and service related companies. The software packages that have been developed by NDS are available in Unix, Xenix, Novell and DOS versions. The Company has not sought patent or trademark protection for its products. The Company decided to redirect its business activities to consumer finance in July 1990 and no longer actively markets any computer software products and does not seek to expand this line of business, although the Company continues to service existing NDS customers. As of June 30, 1996, the operations of NDS accounted for 7.8% of the combined revenues of the Company. Because the Company does not intend to expand its software operations, it does not monitor competition; however, the Company is aware of a number of competitors that offer competitive products and services as their primary business. As noted above, the software and hardware design expertise of NDS is currently utilized by the Company to support the Company's finance business, but NDS will continue to support its customer base while servicing the requirements of the Company's finance business. See "--Computerized Information System."

Legal Proceedings

      The Company is a party from time to time to certain disputes and litigation relating to claims arising out of its operations in the ordinary course of business. Further, the Company periodically is subject to regulatory audits and inspections. Management believes that matters presently pending will not in the aggregate have a material adverse effect on the Company.

Employees

      The Company's executive management and various support functions are centralized at the Company's corporate headquarters in Clearwater, Florida. As of June 30, 1996, the Company employed a total of 42 persons, five of whom work for NDS and 37 of whom work in the finance business. The Company provides health and life insurance, long-term disability insurance, dental insurance, employee stock options and a 401(k) plan for all employees. No employees are covered by a collective bargaining agreement, and the Company believes it has good relations with its employees.

Properties

      The Company rents its home office and branch office facilities. Its home office, located at 2454 McMullen Booth Road, Building C in Clearwater, Florida, consists of approximately 4,500 square feet. The Company occupies the space pursuant to a lease that commenced on July 1, 1995 and expires on June 30, 1999. The lease provides for certain rent abatements during the first year. During the first year rent is payable at a rate of $2,182 per month. In the second year, the monthly rate is $4,251, with annual increases of approximately 2.25% in each subsequent year of the lease. In the opinion of management, the current home office space is adequate to meet the needs of the Company for the foreseeable future.

      The Company's branch offices all consist of approximately 1,000 square feet and are located in shopping centers or strip malls. These offices are occupied pursuant to leases with an initial term of from one to three years at annual rates ranging from $6 to $11 per square foot.


                                 MANAGEMENT

      The names, ages, and positions of the directors and officers of the Company are as follows:


Name                       Age     Position
Peter L. Vosotas           55      Chairman, Chief Executive Officer, Director and President

Raymond Cottrell           49      Director

Joseph G. Bowes            42      Director

Keith A. Bertholf          40      Secretary and Vice President-Operations

Ralph T. Finkenbrink       35      Vice President-Finance


      All directors hold office until the next annual meeting of the shareholders of the Company or until their successors have been elected and qualified. The directors of Nicholas-Florida and NDS are Keith A. Bertholf, Ellis P. Hyman and Stephen Bragin. Officers serve at the discretion of the board of Directors. Additional information regarding such persons is set forth below.

     Peter L. Vosotas is the founder of the Company and majority stockholder of the Company. He has served as Chairman, Chief Executive Officer, Director and President of the Company and each subsidiary since formation. Prior to forming the Company, Mr. Vosotas held a variety of sales and marketing positions with Ford Motor Company, GTE and AT&T Paradyne Corporation. Mr. Vosotas attended the United States Naval Academy and earned a Bachelor of Science Degree in Electrical Engineering from the University of New Hampshire.

     Raymond Cottrell has served as a director of the Company since November 1990. Since 1987, he has been a Director and President of Grey Point Capital, Inc., ERI Ventures Inc. and ICM Ventures, Inc., all located in Vancouver, British Columbia. Mr. Cottrell has been Executive Vice President of Biocoll Medical Corp. since September 1994. He is a member of the Board of Directors of Golden Knight Resources, Inc., and Annex Ventures Inc.

      Joseph G. Bowes has served as a director of the Company since June 1991. He has been a self-employed Financial Consultant in Vancouver, British Columbia since 1990. Prior to starting his consulting firm, Mr. Bowes was Vice President, Finance and Administration and Director of
Achievers  International,  Vancouver, British  Columbia.   Mr.  Bowes  is  a
Chartered Public Accountant and received a Masters Degree in Business Administration from the University of Western Ontario.

      Ellis P. Hyman has served as a Director of Nicholas Financial--Florida and NDS since September 1986. Dr. Hyman has been a practicing dentist in Clearwater, Florida for over fifteen years.

      Stephen Bragin has served as a Director of Nicholas Financial-Florida and NDS since May 1989. Since 1993, Mr. Bragin has been Development Director, University of South Florida, Tampa, Florida. Prior to his involvement with the University, Mr Bragin was, for 36 years, a principal in a commercial citrus business based in Clearwater, Florida. He is also a director of Curlew Gardens, Clearwater Florida, and The First National Bank of Commerce, Clearwater, Florida.

      Keith A. Bertholf has been an employee of the Company since March 1985 and held a variety of sales and marketing positions with the Company prior to his appointment as Vice President-Operations of Nicholas Financial-Florida and NDS in 1991. He has been a Director and Secretary of Nicholas Financial-Florida and NDS since 1992. Mr. Bertholf received a Bachelors Degree in Accounting from the University of Kansas.

     Ralph T. Finkenbrink has been employed by the Company since March 1988. Mr. Finkenbrink held the position of Controller prior to assuming his present duties in 1992. Prior to joining the Company, he was a staff accountant for MBI, Inc. from January 1984 to March 1985 and Inventory Control Manager for The Dress Barn, Inc. from March 1985 to December 1987. Mr. Finkenbrink received his Bachelor of Science Degree in Accounting from Mount St. Mary's University in Emmitsburg, Maryland.

Executive Compensation

      The following table sets forth a summary of compensation paid by the Company to its Chief Executive Officer. There are no other officers who received compensation exceeding in the aggregate $100,000 during the last completed fiscal year.


                         Summary Compensation Table
                          (stated in U.S. dollars)

                                                                       Long-Term
                                                                   Compensation Awards
                                          Annual  Compensation    Securities Underlying
Name and Position               Year      Salary        Bonus            Options
Peter L. Vosotas                1996      $98,000      $21,864                 0
Chief Executive Officer         1995      $88,000      $23,900            50,000
and Director                    1994      $88,000      $25,800                 0


   The only other benefit plans offered at the present time are health and life insurance, long-term disability insurance, dental insurance, and a 401(k) plan. All of these plans are available to all full-time employees on a non-discriminatory basis.

    The current policy of the Company is to compensate directors who are not
officers  $400  for  attending  each  director's  meeting.   Directors   are
reimbursed for related out-of-pocket expenses of attending meetings.

                            CERTAIN TRANSACTIONS

     The Company has granted Peter L. Vosotas a warrant to purchase up to 1,000,000 shares of its Common Stock in consideration for certain personal guarantees given by him in connection with the increase of the BankAmerica Line of Credit to $25 million. Concurrent with the granting of the warrant, a previously outstanding warrant for the purchase of up to 550,000 shares of Common Stock that was granted to Mr. Vosotas in connection with the initial $4 million Line of Credit was amended and restated into the warrant to purchase 1,000,000 shares described above. Mr. Vosotas has the right to purchase shares of Common Stock at a price of Cdn. $2.55 at any time prior to June 3, 1999. As of September 27, 1996, Mr. Vosotas had not exercised rights to purchase shares under the warrant.

     A family trust and several members of Mr. Vosotas's family have purchased Notes from the Company. In April 1992, the Paula J. Vosotas Family Trust purchased a Note in the original principal amount of $30,000, which has subsequently been amended and restated in connection with additional investments. At June 30, 1996, the current outstanding principal balance of this Note was $51,730. The Note accrues interest at 12% per annum with all principal and accrued interest due and payable at maturity, March 31, 1997. In connection with this Note, the Company issued 3,000 shares of Common Stock to the holder.

    In May 1994 Paula J. Vosotas, wife of Peter L. Vosotas, purchased a Note in the original principal amount of $150,000, which has been subsequently amended and restated in connection with additional investments. At June 30, 1996, the aggregate principal balance of this Note was $181,611. This Note bears interest at 12% per annum. Principal and interest on this Note are payable upon demand.

     In December 1993 Jennifer L. Vosotas, daughter of Peter L. Vosotas, purchased a Note in the original principal amount of $20,000, which has been subsequently amended and restated in connection with subsequent investments. At June 30, 1996, the aggregate principal balance of this Note was $46,882. Interest on this Note accrues at the rate of 12% per annum. Principal and any accrued interest on this Note are payable upon demand.

     On February 28, 1994 Stephen Bragin purchased a Note in the original principal amount of $150,000. This Note bears interest at 12% per annum. The Company makes semi-annual payments of interest only on this Note, and payment of this Note is subordinated to payment of the BankAmerica Line of Credit. This Note matures on February 28, 1998. Mr. Bragin has the option of converting this Note into Common Stock at a price of $2.00 per share.

     On April 20, 1992 and January 26, 1994, Dr. Ellis Hyman purchased two Notes in the original principal amount of $150,000 each. These Notes bear interest at 12% per annum. The Company makes payments of interest only under both of these Notes. The first Note requires interest to be paid quarterly, and the second Note requires semi-annual payments. Payment of both Notes is subordinated to payment of the BankAmerica Line of Credit. On April 19, 1996, Dr. Hyman and the Company agreed to extend the maturity date on his first Note to April 20, 2000 and also increase the size of the Note to $200,000. Dr. Hyman has the option of converting the first Note into Common Stock at a price of $2.75 per share. The second Note matures on January 28, 1998.

     As of June 30, 1996, the outstanding aggregate principal balance of all Notes was $2,280,223, of which approximately $1,500,000 was represented by
Notes convertible into Common Stock at the option of the holder, at conversion prices ranging from $1.75 to $2.75 per share. The conversion in full of the aggregate principal balance of all convertible Notes outstanding at June 30, 1996 would result in the issuance of approximately 744,156 additional shares of Common Stock to the holders of such convertible Notes.

     The Company has adopted a policy that all future transactions with its affiliates will be on terms no less favorable to the Company or the affiliates than could be obtained in transactions with unrelated parties.

                           PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the Common Stock owned as of September 27, 1996, and as adjusted to give effect to the sale of the minimum and maximum number of shares of Common Stock pursuant to the Offering, by (1) any person (including any "group") who is known by the Company to own beneficially more than 5% of its outstanding Common Stock,
(2) each director and executive officer of the Company and each subsidiary, and (3) all officers and directors as a group, assuming no purchase of Common Stock in the Offering by the persons named in the table.


                                         Shares Beneficially          Shares Beneficially
                                            Owned Prior to                Owned After
                                             the Offering                 the Offering
                                                                       Percent    Percent
Name and Address                         Number       Percentage      (Minimum)  (Maximum)
Peter L. Vosotas
2454 McMullen Booth Road
Clearwater, FL 34619                   3,333,500 (1)     47.7%          42.0%      38.1%

Keith A. Bertholf
2454 McMullen Booth Road
Clearwater, FL 34619                     409,100 (2)      6.6%           5.7%       5.2%

Stephen Bragin
2454 McMullen Booth Road
Clearwater, FL 34619                     157,708 (3)      2.7%           2.3%       2.1%

Dr. Ellis Hyman
2454 McMullen Booth Road
Clearwater, FL 34619                     327,977 (4)      5.4%           4.7%       4.2%

Raymond Cottrell
2250-650 W. Georgia St.
Vancouver, B.C., V6B-4N7                        *           *              *          *

Joseph Bowes
1826 W. 63rd. Avenue
Vancouver, B.C. V6P-2J1                   10,000            *              *          *

Stephen G. Blume
6350 118th Avenue North
Largo, Florida                           366,984 (5)      6.2%           5.3%       4.8%

All directors and executive officers
 as a group (6 persons)                4,238,285 (6)     56.5%          50.1%      45.8%

*  Represents less than 1% of the outstanding Common Stock.

(1) Includes 100,000 shares issuable upon exercise of certain options and 1,000,000 shares issuable upon exercise of warrants exercisable within 60 days of September 27, 1996. Also includes 250,000 shares transferable to Mr. Keith A. Bertholf upon the exercise of a personal option exercisable within 60 days of September 27, 1996.

(2)   Includes  54,000  shares  issuable upon exercise  of  certain  options exercisable within 60 days of July 18, 1996 and 250,000 shares transferable from Mr. Peter L. Vosotas upon exercise of a personal option exercisable within 60 days of September 27, 1996.

(3) Includes 75,000 shares issuable upon exercise of certain options and conversion of Notes exercisable within 60 days of September 27, 1996.

(4) Includes 144,727 shares issuable upon conversion of Notes exercisable within 60 days of September 27, 1996.

(5) Includes 53,571 shares issuable upon exercise of a warrant exercisable within 60 days of September 27, 1996.

(6) Includes 1,623,727 shares issuable upon exercise of certain options, warrants, compensation arrangements and convertible Notes exercisable within 60 days of September 27, 1996.


                        DESCRIPTION OF CAPITAL STOCK

   The Company's Articles of Incorporation authorize it to issue 20,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock.

Common Stock

   As of the date of this Prospectus, the only outstanding class of capital stock is Common Stock, of which 5,885,739 shares were outstanding at September 27, 1996. Each share of Common Stock is entitled to one vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. In the event of liquidation, dissolution or winding up of the Company, holders of the Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities. There are no preemptive rights to purchase additional shares of Common Stock.

  There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of Common Stock outstanding may elect all of the directors.

Preferred Stock

  The Company's Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to that of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching the Company's Board of Directors and making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any series of Preferred Stock.

   The Certificate of Incorporation of the Company provides that the Company shall indemnify a director or former director of the Company and the heirs and personal representatives of any such person against all costs, charges and expenses actually and reasonably incurred by an indemnified party, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director, including any action brought by the Company. The Certificate of Incorporation also provides that the directors may cause the Company to indemnify, to the same extent as for directors, any officer, employee or agent of the Company or any director, officer, employee or agent of the Company's subsidiaries.

                      SHARES ELIGIBLE FOR FUTURE SALE

   At September 26, 1996, there were 5,885,739 shares of Common Stock outstanding. Upon consummation of the Offering, the number of shares of Common Stock outstanding will be 6,835,739 (assuming the minimum Offering) and 7,635,739 (assuming the maximum Offering). The 950,000 to 1,750,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company (as that term is defined in the Securities Act). Shares acquired by an affiliate will be subject to the resale limitations of Rule 144 under the Securities Act. The securities offered or sold hereunder shall be subject to a one year hold restriction prohibiting the sale or transfer of such securities in British Columbia, except as may be permitted by the Securities Act (British Columbia) and the rules and regulations thereto. The certificates for the securities will bear a legend to this effect.The balance of the 5,885,739 shares will be eligible for sale in the public market at various times after completion of the Offering, including approximately 2,614,558 shares that will be eligible for sale under the provisions of Rule 144 applicable to affiliates beginning 180 days after the date of this Prospectus.

   In general, under Rule 144 as currently in effect, a shareholder who has beneficially owned for at least two years shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the outstanding shares of the Common Stock (approximately 68,000 to 76,000 shares immediately after completion of the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company. The Securities and Exchange Commission is considering a proposal to amend Rule 144 to reduce the two year holding period described above to one year.

   In addition, at September 27, 1996, the Company had outstanding (i) options to purchase an aggregate of 346,000 shares of Common Stock, of which options with respect to 255,600 shares were exercisable, (ii) warrants to purchase an aggregate of 1,053,571 shares of Common Stock and (iii) Notes convertible into approximately 744,156 shares of Common Stock. Absent registration, the shares issuable upon the exercise of the options and warrants and upon the conversion of the Notes generally will be subject to the holding period and other resale restrictions of Rule 144. Although the Company currently has no obligation to register any of such shares, it intends to register the shares issuable upon the exercise of outstanding options, in which case such shares would become immediately saleable without restriction unless acquired by an "affiliate" of the Company.

   Sales of substantial amounts of the Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

                               LEGAL MATTERS

  Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jacobs, Forlizzo & Neal, P.A., Clearwater, Florida. Certain legal matters will be passed upon for the Sales Agent by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina.

                                  EXPERTS

  The consolidated financial statements of Nicholas Financial, Inc. at March 31, 1996 and 1995 and for each of the two years in the period ended March 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                           AVAILABLE INFORMATION

   The Company has filed a Registration Statement on Form SB-2, including amendments thereto (the "Registration Statement"), relating to the Common Stock offered hereby with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document to which reference is made are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules.

   The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission. Since June 27, 1996, the Company has filed all such reports and information electronically with the Commission via the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). A copy of the Registration Statement and the reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected without charge at the Commission's principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any part of the Registration Statement, including the exhibits thereto, may be obtained, upon payment of the prescribed fees, at such offices of the Commission. Additionally, such information filed via EDGAR is available at the Commission's Web site: (http://www.sec.gov).

   In addition, reports, proxy statements and other information concerning the Company (Symbol: NFC.U) can be inspected and copied at the offices of the Vancouver Stock Exchange, 609 Granville Street, Vancouver, British Columbia, Victor 7Y-1 HI, on which the Common Stock is listed.



                         STATUTORY RIGHTS OF ACTION

In certain circumstances, an investor who purchases Securities has, by contract, the same right of action against the Company for rescission or damages as are afforded to a person who purchases Securities in respect of which a Prospectus has been filed. This right of action is in addition to any other right or remedy the investor may have at law and may be summarized as follows.

In the event that this Registration Statement, including any amendment thereto, contains a misrepresentation which was a misrepresentation on the date of investment, an investor to whom the Registration Statement was delivered and who purchases the Securities and who is still the owner of the Securities has a right of action against the Company either for damages or alternatively for rescission of the purchase provided that:

(a) the right is only enforceable on written notice being given to the Company not later than 90 days subsequent to the date of investment, and provided that the action is commenced within 180 days from the date of the investment;

(b) the Company is not liable if the investor purchased the Securities with knowledge of the misrepresentation;

(c) in an action for damages, the Company is not liable for all or any portion of such damages that the Company proves does not represent the depreciation in value of the Securities as a result of the misrepresentation relied upon; and

(d) in no case shall the amount recoverable exceed the price at which the Securities were offered or sold to the investors.

For these purposes "misrepresentation" means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or which is necessary to prevent any statement that is made from being false or misleading in the circumstances in which it is made. The right of action for rescission or damages conferred by statute is in addition to and without derogation from any other right the investor may have at law.

For  further information concerning the above, the investor should refer  to
Section 133 of the Securities Rules (British Columbia) and Sections 114 and 124 of the Securities Act (British Columbia) or consult a lawyer.

Accredited investors that reside in the United States have various rights and remedies under applicable federal and state laws.

                                 Certificate


      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made.

      Dated : September 30,  1996


                          NICHOLAS FINANCIAL, INC.


      /s/  Peter  L. Vosotas                     /s/  Ralph  T. Finkenbrink
      ____________________________________      _______________________________
      Peter L. Vosotas,  Chairman,              Ralph T. Finkenbrink
      Chief  Executive Officer and President    Vice  President
      Finance

                 Index to Financial Statements




                                                                                              Page
Audited Year End Financial Statements

Report of Independent Auditors                                                                F - 2
Consolidated Balance Sheets as of March 31, 1996 and 1995                                     F - 3
Consolidated Statements of Income and Retained Earnings for the
    fiscal years ended March 31, 1996 and 1995                                                F - 4
Consolidated   Statements of Cash Flows for the fiscal years ended March 31, 1996 and 1995    F - 6
Notes to the Consolidated Financial Statements                                                F - 7



Unaudited Quarterly Financial Statements

Condensed Consolidated Balance Sheet as of June 30, 1996                                      F - 17
Condensed Consolidated Statements of Income for the three
    months ended June 30, 1996 and 1995                                                       F - 18
Condensed Consolidated Statements of Cash Flows for the three
    months ended June 30, 1996 and 1995                                                       F - 19
Notes to the Condensed Consolidated Financial Statements                                      F - 20


                 Report of Independent Auditors


To the Board of Directors of
Nicholas Financial, Inc.


We   have   audited   the   accompanying  consolidated  balance   sheets   of
Nicholas  Financial,  Inc.  as  of  March  31,  1996  and  1995,   and   the
related   consolidated   statements  of   income   and   retained   earnings
and    cash    flows   for   the   years   then   ended.   These   financial
statements   are   the   responsibility   of   the   Company=s   management.
Our   responsibility   is  to  express  an  opinion   on   these   financial
statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nicholas Financial, Inc. at March 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As   discussed   in  Note  3  to  the  consolidated  financial   statements,
in fiscal 1995 the Company changed its method of accounting for unearned interest, dealer discounts and reserves for future credit losses.



                                             Ernst & Young, LLP


May 13, 1996

                       Nicholas Financial, Inc.

                     Consolidated Balance Sheets


                                                     March 31
                                                 1996          1995
                                            --------------------------
Assets
  Cash                                         $490,791      $283,342
  Accounts receivable                            25,154        27,992
  Prepaid expenses and other assets             270,700       203,492
  Finance receivables, net                   18,326,784    12,780,085
  Property and equipment, net                   180,417       186,602
  Intangible assets                               2,530        15,632
  Deferred loan costs                            19,627        21,027
  Deferred income taxes                         485,798       332,602
                                            --------------------------
  Total assets                              $19,801,801   $13,850,774
                                            ==========================

  Liabilities
  Line of credit                            $13,130,365    $8,750,840
  Notes payable-related party                 2,226,533     1,576,089
  Deferred revenues                             188,894       140,538
  Accounts payable                              851,258       841,272
  Other liabilities                              28,804       176,171
  Income taxes payable                          122,082       112,308
                                            --------------------------
                                             16,547,936    11,597,218

  Shareholders' equity
  Preferred stock, no par: 5,000,000 shares
  authorized;                                         -             -
  none issued and outstanding
  Common stock, no par: 20,000,000 shares
  authorized; 5,838,339 and 5,774,539 shares  1,724,051     1,385,893
  issued and outstanding, respectively
  Retained earnings                           1,529,814       867,663
                                            --------------------------
                                              3,253,865     2,253,556
                                            --------------------------
  Total liabilities and shareholders'equity $19,801,801   $13,850,774
                                            ==========================


See accompanying notes.

                       Nicholas Financial, Inc.

       Consolidated Statements of Income and Retained Earnings



                                                Year ended March 31
                                                 1996         1995
                                           ---------------------------
Revenue:
  Interest income on finance receivables     $5,264,080    $3,514,246
  Sales                                         565,645       601,925
  Interest income on term deposits and lease
  receivables                                     3,450         2,861
                                           ---------------------------
                                              5,833,175     4,119,032

  Expenses:
  Cost of sales                                 140,786       138,879
  Marketing                                     216,198       245,397
  Administrative                              2,060,251     1,529,338
  Provision for credit losses                   486,440       337,732
  Deferred compensation expense (recovery)      266,754       (49,361)
  Depreciation and amortization                  86,664       125,286
  Interest expense                            1,517,181       897,553
                                           ---------------------------
                                              4,774,274     3,224,824
                                           ---------------------------
  Operating income before income taxes        1,058,901       894,208

  Income tax expense (benefit):
  Current                                       550,346       392,603
  Deferred                                     (153,596)      (50,772)
                                           ---------------------------
                                                396,750       341,831
                                           ---------------------------
  Income before cumulative effect of a change
   in accounting principle                      662,151       552,377

  Cumulative effect of a change in accounting
  principle                                           -        71,218
                                           ---------------------------
  Net income                                    662,151       623,595

  Retained earnings, beginning of year          867,663       244,068
                                           ---------------------------
  Retained earnings, end of year             $1,529,814     $ 867,663
                                           ===========================


                       Nicholas Financial, Inc.

                                                Year ended March 31
                                                 1996         1995
                                           ---------------------------
  Earnings per common and common
  equivalent share:
  Income before cumulative effect of a
  change in accounting principle                   $.11          $.09

  Cumulative effect of a change in
  accounting principle                                -           .01
                                           ---------------------------
  Net income                                       $.11          $.10
                                           ===========================

  Weighted average number of common and
  common equivalent shares                    6,037,720     6,153,236
                                           ===========================


See accompanying notes.

                       Nicholas Financial, Inc.

                Consolidated Statements of Cash Flows



                                                Year ended March 31
                                                 1996         1995
                                             -------------------------
Cash flows from operating activities
 Net income                                   $ 662,151     $ 623,595
 Adjustments to reconcile net income to net
  cash flows provide by operating activities:
 Cumulative effect of a change in accounting
  principle                                           -        71,218
  Depreciation of property and equipment         73,562        87,022
  Provision for credit losses                   486,440       337,732
  Amortization of intangible assets and
   deferred loan costs                           42,502        99,064
  Deferred compensation expense (recovery)      266,754       (49,361)
  Deferred income taxes                        (153,196)      (50,772)
  Changes in operating assets and liabilities:
    Accounts receivable                           2,838        15,421
    Prepaid expenses and other assets           (67,208)      (43,089)
    Deferred revenues                            48,356        35,643
    Accounts payable                           (176,267)      428,301
    Other liabilities                            38,886        74,444
    Income taxes payable                          9,774       (84,533)
                                           ---------------------------
  Net cash provided by operating activities    1,234,592     1,544,685

  Investing activities
  Increase in finance receivables, net of
  principal collected                        (6,033,139)   (5,816,538)
  Purchase of property and equipment            (67,377)      (96,103)
  Increase in deferred loan costs               (28,000)            -
                                           ---------------------------
  Net cash used by investing activities      (6,128,516)   (5,912,641)


  Financing activities
  Repayment of notes payable-related party
   and line of credit borrowings             (5,670,031)     (301,965)
  Proceeds from notes payable-related party
   and line of credit borrowings             10,700,000     4,540,000
  Proceeds from sale of the Company's common
   stock                                         71,404       136,439
                                           ---------------------------
  Net cash provided by financing activities   5,101,373     4,374,474
                                           ---------------------------
  Net increase in cash                          207,449         6,518

  Cash, beginning of year                       283,242       276,824
                                           ---------------------------
  Cash, end of year                            $490,791      $283,342
                                           ===========================


See accompanying notes.

                       Nicholas Financial, Inc.

            Notes to the Consolidated Financial Statements

                            March 31, 1996


1. Organization

Nicholas Financial, Inc. (NFI, Canada) is a Canadian holding company incorporated under the laws of British Columbia with two wholly-owned United States subsidiaries, Nicholas Data Services, Inc. (NDSI) and Nicholas Financial, Inc. (NFI). NDSI is engaged principally in the development, marketing and support of computer application software. NFI is engaged principally in providing installment sales financing. Both NDSI and NFI are based in Florida, U.S.A.

2. Accounting Policies

Consolidation

The consolidated financial statements include the accounts of NFI, Canada and its wholly-owned subsidiaries, NDSI and NFI, collectively referred to as the Company. All intercompany transactions and balances have been eliminated.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation of property and equipment is computed using the straight-line method (accelerated method for assets acquired prior to April 1, 1994) over the estimated useful lives of the assets as follows:


          Automotive                            3 years
          Equipment                             5 years
          Furniture and fixtures                7 years
          Leasehold improvements             Lease term

Intangible Assets

Intangible assets consist principally of rights and privileges of certain computer software and customer lists acquired. Such amounts are being amortized over their estimated useful lives of five years using the straight-line method.

Costs incurred to develop new software and to enhance existing software for internal use are charged to operations as incurred. Costs to develop new software for resale are capitalized and amortized over the expected useful life of the related product, generally five years. The amount capitalized is included in the caption "intangible assets."

Allowance for Loan Losses

The allowance for loan losses is increased by charges against earnings and decreased by charge-offs (net of recoveries). In addition to the allowance for loan losses, a nonrefundable dealer reserve has been established using unearned interest and dealer discounts to absorb future credit losses. To the extent actual credit losses exceed the reserves, a bad debt provision is recorded and to the extent credit losses are less than the reserve, the reserve is accreted into income as an adjustment to the interest yield over the term of the underlying finance receivables.

Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Deferred Loan Costs

The Company defers costs related to obtaining loans. Such costs are charged to operations as an adjustment of interest expense over the life of the related loan.

Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability approach for financial accounting and reporting.

Revenue Recognition

Revenues resulting from the sale of hardware and software are recognized upon delivery of the goods. Revenues from software support maintenance and lease agreements are recognized pro rata over the life of the agreements. The unamortized amounts are included in the caption "deferred revenues."

Interest income on finance receivables is recognized using the interest (actuarial) method. Accrual of interest income on finance receivables is suspended when a loan is contractually delinquent for 60 days or more or the collateral is repossessed, whichever is earlier.

Earnings Per Share

Earnings per share is calculated using the weighted average number of common shares outstanding during the year, adjusted for the dilutive effect of stock options and warrants and is the same on both a primary and fully-diluted basis.

Financial Instruments

The Company's financial instruments consist of accounts receivable, finance receivables, line of credit, notes payable-related party and accounts payable. For each of these financial instruments, the carrying value approximates its fair value except as noted below:

                              Carrying       Estimated
                               Value         Fair Value
                           ------------------------------
    Finance receivables     $18,326,784      $18,504,899


The fair value of finance receivables was estimated by adding the unpaid principal (net of allowances) to the present value of the portion of the nonrefundable dealer discount which will not be utilized to offset future credit losses.

The Company's financial instruments that are exposed to concentrations of credit risk are primarily finance receivables, which are concentrated in the State of Florida. The Company provides credit during the normal course of business and performs ongoing credit evaluations of its customers. The Company maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations. The Company perfects a primary interest in all vehicles financed as a form of collateral.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Statement of Cash Flows

Cash paid for income taxes for the years ended March 31, 1996 and 1995 was $540,167 and $520,150, respectively. Cash paid for interest for the years ended March 31, 1996 and 1995 was $1,447,437 and $787,207, respectively.

3. Change in Accounting Method

On April 1, 1994, the Company changed its method of accounting for unearned interest and dealer discounts as well as reserves for future credit losses. Historically, dealer holdbacks were recorded as deferred revenue and amortized to income over the life of the loans and an allowance for uncollectible accounts was established by charges against income.

The Company concluded that a more appropriate method of accounting for dealer holdback was to record some or all of the holdback as an allowance against the unpaid balance of the loans to state such loans at their estimated net realizable value at date of purchase and to charge credit losses against this account to the extent of its availability. If the dealer holdback is insufficient at the date of purchase, unearned income is also deferred as necessary. Future additions to the allowance for uncollectible amounts are made by a charge against income. If holdback amounts credited to the allowance become unnecessary, the unnecessary amounts are credited to income as an adjustment of the interest yield once the contract is substantially liquidated. The Company believed that the change was to a preferable method because it more appropriately records the economic event which takes place at the time a loan is purchased, and it provides a more accurate reflection of the Company's assets and liabilities and better matching of its costs and revenues. The cumulative effect as of April 1, 1994 of the change in method increased fiscal 1995 net income by approximately $71,000 after reduction for income taxes of approximately $43,000.

4. Finance Receivables

Finance receivables consist of consumer automobile finance installment contracts and are detailed as follows:

                                               1996           1995
                                          ----------------------------
   Finance receivables, gross contract    $27,814,597    $19,716,821
       Less:
       Unearned interest                    (6,401,336)    (4,696,000)
       Unearned dealer discount                (11,617)      (124,210)
                                          ----------------------------
                                            21,401,644     14,896,611
       Nonrefundable dealer reserves        (2,229,571)    (1,519,852)
       Allowance for credit losses            (845,289)      (596,674)
                                          ----------------------------
       Finance receivables, net            $18,326,784    $12,780,085
                                          ============================


The terms of the receivables range from 6 to 60 months and bear a weighted average effective interest rate of 25% and 26% for 1996 and 1995, respectively.

5. Property and Equipment

                                           Accumulated    Net Book
                                Cost      Depreciation      Value
                             --------------------------------------
    1996
    Automotive                $118,246     $  64,740     $  53,506
    Equipment                  203,586       117,114        86,473
    Furniture and fixtures      76,708        42,676        34,032
    Leasehold improvements      40,227        33,820         6,406
                             --------------------------------------
                              $438,767      $258,350      $180,417
                             ======================================

    1995
    Automotive               $  93,725     $  32,091     $  61,634
    Equipment                  176,992        94,913        82,079
    Furniture and fixtures      64,772        34,072        30,700
    Leasehold improvements      36,710        24,521        12,189
                             --------------------------------------
                              $372,199      $185,597      $186,602
                             ======================================


6. Intangible Assets

                                           Accumulated    Net Book
                                Cost      Depreciation      Value
                             --------------------------------------
   1996
   Computer software rights   $406,312      $406,312     $       -
   Internally developed
    computer software          471,661       469,131         2,530
                             --------------------------------------
                              $877,973      $875,443      $  2,530
                             ======================================

   1995
   Computer software rights   $406,312      $406,312      $      -
       Internally developed
       computer software       471,661       456,029        15,632
                             --------------------------------------
                              $877,973      $862,341       $15,632
                             ======================================


7. Line of Credit

The Company has a $20,000,000 line of credit facility (the Line) with BA Business Credit, Inc. which expires on June 3, 1996. Borrowings under the Line bear interest at the Bank of America prime rate plus 1.25% and 1.00%, when the outstanding balance exceeds $10,000,000 and $15,000,000, respectively (9.5% at March 31, 1996). If the outstanding balance falls below $10,000,000 the Line bears interest at the Bank of America prime rate plus 1.75%. Pledged as collateral for this credit facility are all of the assets of Nicholas Financial, Inc. and the unconditional guarantee of NDSI, NFI, Canada,and Peter L. Vosotas, a shareholder.

On May 13, 1996, the Company negotiated a new line of credit facility with BA Business Credit, Inc. The new agreement, which expires on June 3, 1998, allows for borrowings of up to $25,000,000 under similar terms as the previous credit facility.

8. Notes Payable-Related Party

Notes payable are as follows at March 31:

                                                  1996         1995
                                             -------------------------
Notes payable, unsecured, with interest at
varying rates up to 12%, quarterly and
semiannual interest payments due through
June 1998, at which time entire principal
balances and unpaid interest is due,
subordinated to the Line. The notes are
convertible at the option of the holder,
into common shares at prices from $1.75 to
$2.00 per share.                              $1,800,000   $1,100,000

Note payable, unsecured, interest at 12%,
quarterly interest due through April 1996,
at which time entire balance and unpaid
interest is due, subordinated to the Line.       150,000      150,000


Notes payable, unsecured interest at 12%,
principal and interest due through May 1998.     233,341      218,846

Note payable, unsecured, interest at 12%,
quarterly principal and interest payments
due through April 1996.                           18,495       87,243

Note payable, unsecured, interest at 12%,
quarterly interest payments due through
August 1997, at which time the entire
principal balance and unpaid interest is due.     24,697       20,000
                                             -------------------------
                                              $2,226,533   $1,576,089
                                             =========================

  Maturities of notes payable are summarized as follows:


       Year ending March 31
       --------------------
               1997                          $  168,495
               1998                           1,400,000
               1999                             658,038
                                           -------------
                                             $2,226,533
                                           =============


  9. Income Taxes

  The provision for income taxes reflects an effective tax rate which differs from the corporate tax rate for the following reasons:

                                                1996        1995
                                           ------------------------
   Combined basic Canadian federal and
    provincial income tax rate                 45.34%       45.34%
                                           ========================

   Income before income taxes              $1,058,901     $894,208                                                     901        8
                                           ========================
   Provision for income taxes based on
    above rate                              $ 480,106     $405,434
   Increase (decrease) resulting from:
    NDSI's income taxed at lower (U.S.)
    rates                                     (88,718)     (74,621)
    Other                                       5,362       11,018
                                           ------------------------
                                            $ 396,750     $341,831
                                           ========================

  The Company's deferred tax assets consist of the following as of:

                                                    March 31
                                                1996        1995
                                           ------------------------
    Allowance for credit losses not
     deductible for tax purposes            $ 309,000     $254,000
    Deferred compensation related to stock
     options and warrants                     157,000       66,000
    Other items                                20,000       13,000
                                           ------------------------
                                             $486,000     $333,000
                                           ========================


  NFI, Canada has income tax loss carryforward balances of approximately $180,000 (1995-$187,000) which are available to reduce future taxable income and which expire as follows:

       1997                                       $  20,000
       1998                                          17,000
       1999                                          23,000
       2000                                          59,000
       2001                                          36,000
       2002                                          16,000
       2003                                           9,000
                                                  ----------
                                                   $180,000
                                                  ==========

  For the years ended March 31, 1996 and 1995, the Company would have recorded deferred tax assets of approximately $68,000 and $71,000, respectively, due primarily to income tax loss carryforwards. The assets, however, are offset entirely by a valuation allowance due to the relative uncertainty surrounding the realization of the assets.

10. Shareholders' Equity

Changes in the outstanding common stock during the years are as follows:

                                               Number        Common
                                              of Shares       Stock
                                            --------------------------
Balance at March 31, 1994                    $5,511,739    $1,298,815

Changes in 1995:
  Issued for cash on exercise of options        182,800        36,439
  Issued on exercise of convertible notes
  payable                                        80,000       100,000
  Deferred compensation recovery                      -       (49,361)
                                             -------------------------
Balance at March 31, 1995                     5,774,539     1,385,893

Changes in 1996:
  Issued for cash on exercise of options         39,800        35,004
  Issued in connection with note payable         20,000        28,000
  Issued for services rendered                    4,000         8,400
  Deferred compensation expense                       -       266,754
                                             -------------------------
Balance at March 31, 1996                       5,838,339  $1,724,051
                                             =========================


  The Company has warrants outstanding at March 31, 1996 entitling a director to purchase 1,000,000 common shares at Cdn$2.55 until June 3, 1999. The Company also has warrants outstanding at March 31, 1996 entitling an investor to purchase 53,571 shares at Cdn$2.27 which expire May 12, 1997. At March 31, 1996, all warrants were fully exercisable.

  As of March 31, 1996, stock options outstanding to directors, officers and employees are as follows:


        Number of Shares      Exercise Price      Expiration Date

             20,000                $.48           April 5, 1996
             27,000                 .75           August 28, 1996
             52,000                 .90           September 4, 1997
             21,500                1.20           November 30, 1997
             31,500                1.40           November 20, 1998
            180,000                1.70           February 28, 2000
              4,500                2.15           June 10, 1999
             48,000                3.23           September 8, 2000
        ------------
            384,500
        ============


  During 1996 and 1995, 20,400 options and -0- warrants and 7,000 options and 62,500 warrants were canceled, respectively. During 1996, 48,000 options were granted to directors, officers and employees. As of March 31, 1996, 294,811 of the above options were exercisable. During 1996, the weighted average price of options exercised was $.88.

  11. Related Party Transactions

  At March 31, 1996 and 1995, all notes payable were owing to shareholders, directors and individuals related to directors of the Company, with terms described in Note 8 of these consolidated financial statements.

  During fiscal 1996, the Company incurred interest expense of $260,547 (1995-$200,077) on the notes described above.

  12. Commitments

  The Company leases its corporate office and sales offices under operating lease agreements which provide for annual minimum rental payments as follows:


       Year ending March 31

              1997                                  $  84,189
              1998                                     61,921
              1999                                     52,995
              2000                                     13,319
                                                    ----------
                                                     $212,424
                                                    ==========

  Rent expense for the years ended March 31, 1996 and 1995 was $66,819 and $50,650, respectively.

  13. Segmented Information

  Substantially all of the Company's operations are in the United
  States. The industry segments are as follows:

                                            Computer
                                           Application
                              General      Software and   Corporate     Total
                              Financing      Support
  1996
  Revenue                    $5,267,530     $ $565,465     $     -    $5,833,175
  Operating (loss) profit     1,088,188        (20,298)     (8,989)    1,058,901
  Identifiable assets        19,626,132        174,645       1,024    19,801,801
  Capital expenditures           67,377              -           -        67,377
  Depreciation and               42,456         44,208           -        86,664
  amortization

  1995
  Revenue                    $3,516,834       $602,198    $      -    $4,119,032
  Operating (loss) profit       901,860          5,933     (13,585)      894,208
  Identifiable assets        13,719,414        130,485         875    13,850,774
  Capital expenditures           86,411          9,692           -        96,103
  Depreciation and               41,067         84,219           -       125,286
  amortization


                    Nicholas Financial, Inc.

              Condensed Consolidated Balance Sheet

                          (Unaudited)

                                                       June 30
                                                         1996
                                                     ------------
Assets
Cash                                                    $319,933
Accounts receivable                                       24,113
Prepaid expenses and other assets                        419,820
Finance receivables, net                              19,557,684
Property and equipment, net                              187,035
Intangible assets                                          1,265
Deferred loan costs                                       14,677
Deferred income taxes                                    499,717
                                                    ------------
Total assets                                         $21,024,244
                                                    ------------
Liabilities
Line of credit                                       $13,805,594
Notes payable-related party                            2,280,223
Deferred revenues                                        202,283
Accounts payable                                         687,863
Other liabilities                                        427,380
Income taxes payable                                     128,866
                                                     -----------
                                                      17,532,209

Shareholders' equity
Preferred stock, no par: 5,000,000 shares
authorized;                                                    -
 none issued and outstanding
Common stock, no par: 20,000,000 shares
authorized; 5,858,339  shares issued and
outstanding                                             1,755,765
Retained earnings                                       1,736,270
                                                      -----------
                                                        3,492,035
                                                      -----------
Total liabilities and shareholders= equity            $21,024,244
                                                      -----------

See accompanying notes.

                    Nicholas Financial, Inc.

          Condensed Consolidated Statements of Income

                          (Unaudited)

                                          Three months ended June 30
                                               1996        1995
                                          ---------------------------
Revenue:
 Interest income on finance receivables     $1,348,053    $1,107,006
 Sales                                         113,711       151,258
 Interest income on term deposits and
    lease receivabl                                 11         2,123
                                          ---------------------------
                                             1,461,775     1,260,387
Expenses:
 Cost of sales                                  22,465        34,469
 Marketing                                      59,587        46,246
 Administrative                                547,747       490,967
 Provision for credit losses                    54,313        40,786
 Deferred compensation expense                  29,947       323,139
 Depreciation and amortization                  20,765        29,155
 Interest expense                              394,630       331,630
                                             1,129,454     1,296,392
                                          ---------------------------
Operating income before income taxes           332,321       (36,005)


Income tax expense (benefit):
 Current                                       139,784       176,213
 Deferred                                      (13,919)     (190,250)
                                          ---------------------------
                                               125,865       (14,037)
                                          ---------------------------
Net Income (loss)                             $206,456      $(21,968)

Net Income per common and common
equivalent share                                 $0.03             -
                                          ---------------------------

Weighted average number of common and
    common equivalent shares                 6,361,675     6,384,196
                                          ---------------------------

See accompanying notes.

                    Nicholas Financial, Inc.

        Condensed Consolidated Statements of Cash Flows

                          (Unaudited)

                                           Three months ended June 30
                                                1996         1995
                                           --------------------------
Operating activities
Net income (loss)                             $206,456      (21,968)
Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
  Depreciation of property and equipment        19,500       24,000
  Provision for credit losses                   54,313       40,786
  Amortization of intangible assets and          6,215        5,155
deferred loan costs
  Deferred compensation expense                 29,947      323,139
  Deferred income taxes                        (13,919)    (190,250)
Changes in operating assets and liabilities:
   Accounts receivable                           1,041        6,205
   Prepaid expenses and other assets          (149,120)     (36,681)
   Deferred revenues                            13,389       46,955
   Accounts payable                           (163,395)    (358,371)
   Other liabilities                           398,576      191,746
   Income taxes payable                          6,784       87,423
                                           --------------------------
Net cash provided by operating activities      409,787      118,139

Investing activities
Increase in finance receivables, net of
principal collected                         (1,285,213)  (3,650,610)
Purchase of property and equipment             (26,118)      (1,455)
Increase in deferred loan costs                      -      (21,715)
                                           --------------------------
Net cash used by investing activities       (1,311,331)  (3,673,780)

Financing activities
Net Proceeds from notes payable-related
party and line of credit borrowings            728,919    3,383,567
Proceeds from sale of the Company's common
stock                                            1,767       43,758
                                           --------------------------
Net cash provided by financing activities      730,686    3,427,325
                                           --------------------------
Net decrease in cash                          (170,858)    (128,316)

Cash, beginning of period                       490,791     283,342
                                           --------------------------
Cash, end of period                            $319,933    $155,026


See accompanying notes.

                    Nicholas Financial, Inc.

    Notes to the Condensed Consolidated Financial Statements

                          (Unaudited)

                          June 30, 1996


1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended March 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended March 31, 1996.

2. Earnings Per Share

Net Income per share is based upon the weighted average number of shares outstanding, adjusted for the dilutive effect of stock options and warrants.

3. Finance Receivables

Finance receivables consist of consumer automobile finance installment contracts and are detailed as follows:


    Finance receivables, gross contract     $29,561,777
    Less:
     Unearned interest                       (6,693,486)
     Unearned dealer discount                         -
                                          ---------------
                                             22,868,291
    Nonrefundable dealer reserves            (2,445,049)
    Allowance for credit losses                (865,558)
                                          ---------------
    Finance receivables, net                $19,557,684
                                          ---------------

The terms of the receivables range from 6 to 60 months and bear a weighted average effective interest rate of 25%.

4. Line of Credit

The Company has a $25,000,000 line of credit facility (the Line) with BA Business Credit, Inc. which expires on June 3, 1998. Borrowings under the Line bear interest at the Bank of America prime rate plus 1.25% and 1.00%, when the outstanding balance exceeds $10,000,000 and $15,000,000, respectively (9.5% at
June 30, 1996). If the outstanding balance falls below $10,000,000 the Line bears interest at the Bank of America prime rate plus 1.75%. Pledged as collateral for this credit facility are all of the assets of Nicholas Financial, Inc. and the unconditional guarantee of it's subsidiaries, Canadian parent and Peter L. Vosotas the majority shareholder.


5. Notes Payable-Related Party

Notes payable consisted of the following:


    Notes payable, unsecured, with interest
    at varying rates up to 12%, quarterly
    and semiannual interest payments due
    through June 1998, at which time the
    entire principal balance and unpaid
    interest is due, subordinated to the
    Line. The notes are convertible at the
    option of the holder, into common shares
    at prices from $1.75 to $2.00 per share.     $1,800,000

    Note payable, unsecured, interest at
    12%, quarterly interest due through
    April 2000, at which time entire balance
    and unpaid interest is due, subordinated
    to the Line.  The note is convertible at
    $2.75 per share.                                200,000

    Notes payable, unsecured interest at
    12%, principal and interest due through
    May 1998.                                       233,341

    Note payable, unsecured, interest at
    12%, quarterly interest due through
    August 1997, at which time the entire
    principal balance is due.                        46,882
                                                ------------
                                                 $2,280,223
                                                ------------


6. Impact of New Accounting Pronouncement

Statement of Financial Accounting Standards No 123, "Accounting for Stock-Based Compensation " ("SFAS 123"), effective for the company in fiscal 1997, provides an alternative method for accounting for stock-based compensation and requires certain disclosures regarding the fair value of stock-based compensation. The Company does not expect to adopt the alternative method of accounting for stock-based compensation and, accordingly, the adoption of SFAS 123 will not have any effect on the Company's financial position or results of operations. The Company expects to expand its disclosure of stock-based compensation plans to include proforma fair value information for grants in it's fiscal 1997 Annual Report.

No  dealer, sales representative
or  any  other person  has  been
authorized    to    give     any
information  or  to   make   any
representations  in   connection
with  the  Offering  other  than
those    contained    in    this
Prospectus  and,  if  given   or
made,   such   information    or
representations  must   not   be
relied   upon  as  having   been
authorized by the Company or any
underwriter.   This   Prospectus
does not constitute an offer  of
any  securities other than those
to  which it relates or an offer
to  sell,  or a solicitation  of
any  offer to buy, to any person
in  any  jurisdiction  in  which
such  offer  or solicitation  is
not authorized, or to any person
to  whom it is unlawful to  make
such   offer   or  solicitation.
Neither  the  delivery  of  this
Prospectus  nor  any  sale  made
hereunder   shall,   under   any
circumstances,    create     any
implication that there has  been
no  change in the affairs of the
Company since the date hereof or
that  the  information contained
herein is correct as of any time
subsequent to the date hereof.


       TABLE OF CONTENTS
                             Page
Prospectus Summary            3
Risk Factors                  6
Terms of the Offering         9
Use of Proceeds               11
Dividend Policy               11
Price Range of Common Stock   12
Capitalization                13
Selected Financial Data       14
Management's   Discussion
and Analysis of Financial
Condition and Results of
Operations                    16
Business                      22
Management                    29
Certain Transactions          31
Principal Stockholders        32
Description of Capital Stock  33
Shares Eligible for Future
Sale                          34
Legal Matters                 34
Experts                       34
Available Information         34
Statutory Rights of Action    35
Financial Statements         F-1


950,000 Shares to
1,750,000 Shares


Nicholas Financial, Inc.



Common Stock



PROSPECTUS



September 30, 1996

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS



Item 24.  Indemnification of Directors and Officers

      The Certificate of Incorporation of the Company provides that the Company shall indemnify a director or former director of the Company and the heirs and personal representatives of any such person against all costs, charges and expenses actually and reasonably incurred by an indemnified party, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director, including any action brought by the Company. The Certificate of
Incorporation also provides that the directors may cause the Company to indemnify, to the same extent as for directors, any officer, employee or agent of the Company or any director, officer, employee or agent of the Company's subsidiaries.

Item 25.  Other Expenses of Issuances and Distribution

      Set forth below is a table which lists the Securities and Exchange Commission registration fee and estimates of all of the other expenses expected to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement:


     Registration Fee                                      $ 1,811
     National Association of Securities
       Dealers, Inc. Filing Fee                              1,025
     Blue Sky Fees and Expenses                              3,000
     Accounting Fees and Expenses                           50,000
     Legal Fees and Expenses                                85,000
     Escrow Agent's fees and expenses                        3,000
     Miscellaneous expenses                                  6,164

     Total                                               $ 150,000



Item 26.  Recent Sales of Unregistered Securities

         The Company has from time to time issued Subordinated Promissory Notes (the "Notes") in private offerings to investors, some of whom are directors or executive officers or family members of such persons. The Notes bear interest at rates ranging from 10.5% to 12.0% and mature at various times from 1997 to 2000. The Company's obligation to repay certain of the Notes is subordinated to its obligations under the BankAmerica Line of Credit. During the three years prior to the filing of this Registration Statement, the Company issued Notes to nine investors in the aggregate principal amount of $1,928,493.

         On June 3, 1994, the Company granted Peter L. Vosotas a warrant to purchase up to 1,000,000 shares of its Common Stock in consideration for certain personal guarantees given by him in connection with the increase of the BankAmerica Line of Credit to $25 million. Concurrent with the granting of this warrant, a previously outstanding warrant for the purchase of up to 550,000 shares of Common Stock that was granted to Mr. Vosotas on April 20, 1993 in connection with the initial $4 million Line of Credit was amended and restated into the warrant to purchase 1,000,000 shares described above. The warrant grants Mr. Vosotas the right to purchase shares of Common Stock at a price of $2.55 Cdn. at any time prior to June 3, 1999.

         On  May  12,  1995, the Company granted to Stephen  G.  Blume,  an investor and beneficial owner of 5% of the Common Stock, a warrant to purchase 53,571 shares of Common Stock in consideration of the purchase of Notes in the aggregate principal amount of $500,000. Pursuant to the warrant, Mr. Blume may purchase Common Stock at a price of $1.66 per share at any time prior to May 12, 1997.

         The Company believes that the issuance of the Notes and warrants was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") inasmuch as such securities were issued in transactions not involving a public offering to persons who were affiliates of the Company or members of their families or to other investors who were familiar with the business and affairs of the Company and who acquired such securities solely for investment.

         During the three years preceding the filing of this Registration Statement and prior to the registration in August 1995 of the Common Stock under the Securities Exchange Act of 1934 (the "Exchange Act"), the Company has awarded to its employees and directors pursuant to written compensatory plans or contracts options to purchase an aggregate of 344,500 shares at an aggregate exercise price of $453,122 (of which options with respect to 128,500 of such shares were subsequently canceled). A total of 322,600 shares of Common Stock have been issued during the three years preceding the filing of this Registration Statement upon the exercise of previously granted options, at an aggregate exercise price of $103,322. The Company believes that the foregoing transactions were exempt from registration under the Securities Act pursuant to Section 4(2) and Rule 701 thereunder.

         Subsequent to the registration in August 1995 of the Common Stock under the Exchange Act, the Company has awarded to its employees and directors pursuant to written compensatory plans or contracts options to purchase an aggregate of 103,500 shares at an aggregate exercise price of $220,450 (of which options with respect to 43,500 of such shares were subsequently canceled). None of these options has been exercised as of July 18, 1996. The foregoing transactions, which did not involve a public offering, were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company intends to file a Form S-8 to register the aforementioned securities and future grants and exercises of compensatory benefit plan securities.


Item 27.  Index to Exhibits

  See Exhibit Index.


Item 28.  Undertakings

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Clearwater, State of Florida, on July 18, 1996.



                                     NICHOLAS FINANCIAL, INC.

                                     By: /s/ Peter L. Vosotas
                                         Peter L. Vosotas, President


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


Signature                   Title                              Date


/s/ Peter L. Vosotas
    Peter L. Vosotas        Chairman, President,               September 30, 1996
                            Chief Executive Officer
                            (PrincipaL Executive Officer)

/s/ Raymond Cottrell*
    Raymond  Cottrell       Director                           September 30, 1996


/s/ Joseph G. Bowes*
    Joseph  G. Bowes        Director                           September 30, 1996


/s/ Ralph T. Finkenbrink
    Ralph  T. Finkenbrink   Vice President - Finance           September 30, 1996
                            (Principal Financial Officer
                            and Accounting Officer)


*By:  /s/ Peter L. Vosotas
      (Peter L. Vosotas, Attorney in - fact)

                              EXHIBIT INDEX


Exhibit         Document

  1.1** Form of Sales Agency Agreement between the Company and Interstate/Johnson Lane Corporation

  1.2** Form of Escrow Agreement by and among the Company, Interstate/Johnson Lane Corporation and First Union
                National Bank of North Carolina

  1.3           Amendment to Form Sales Agency Agreement

  1.4           Amendment to Form Escrow Agreement

  3.1*          Articles of Incorporation and By-Laws

  4.1*          Stock Certificate

  5.1           Opinion of Jacobs, Forlizzo & Neal, P.A.

  5.2**         Opinion of Salley Bowes Harwardt

  10.1.1*       Loan and Security Agreement dated March 31, 1993 between
                BankAmerica Business Credit, Inc. and Nicholas Financial, Inc.

  10.1.2*       Loan Modification Agreement dated January 14, 1994

  10.1.3*       Temporary Line Increase Agreement dated March 28, 1994

  10.1.4*       Second Loan Modification Agreement dated June 3, 1994

  10.1.5*       Amendment No. 3 to Loan Agreement dated July 5, 1994

  10.1.6*       Amendment No. 4 to Loan Agreement and Security Agreement

  10.1.7***     Amendment No. 5 to Loan Agreement and Security Agreement
                dated July 5, 1995

  10.1.8***     Amendment No. 6 to Loan Agreement and Security Agreement
                dated May 13, 1996

  21.1*         Registrant's Subsidiaries

  23.1          Consent of Ernst & Young LLP

  23.2          Consent of Jacobs, Forlizzo & Neal, P.A.

  24.1 Power of Attorney (included in the signature pages to the Registration Statement)

  27.1**          Financial Data Schedule (for SEC purposes only)

_______________________________

*   Incorporated by reference to the Company's Form 10-SB.

**  Previously Filed

*** Incorporated by reference to the Company's Form 10-KSB for the fiscal year ended March 31, 1996.


EXHIBIT 1.3


AMENDMENT TO SALES AGENCY AGREEMENT


THIS AMENDMENT TO SALES AGENCY AGREEMENT, dated as of September 30, 1996 (this "Amendment"), is by and between NICHOLAS FINANCIAL, INC., a corporation organized under the laws of British Columbia, Canada (the "Company") and INTERSTATE/JOHNSON LANE CORPORATION, a North Carolina Corporation (the "Sales Agent").

Background Statement

The Company and the Sales Agent are parties to a Sales Agency Agreement, dated as of September 27, 1996 (the "Agreement"), pursuant to which the Sales Agent has agreed, subject to the terms set forth in the Agreement, to act as exclusive sales agent with respect to the offering of a minimum of 1,250,000 and a maximum of 1,750,000 Shares (as defined in the Agreement). The Company and the Sales Agent now mutually desire to execute this Amendment to reduce the minimum number of Shares referenced in the Agreement from 1,250,000 to 950,000.

Statement of Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Amendment of Minimum Number of Shares. Each reference to the number "1,250,000" in Sections 1, 3(a), 3(b)(ii), 3(c), 3(e) of,
and the first paragraph of Exhibit A to, the Agreement is hereby deleted and replaced with the number "950,000".

2. Full Force and Effect. Except as expressly amended by this Amendment, the Sales Agency Agreement shall remain in full force and effect in accordance with the provisions thereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


NICHOLAS FINANCIAL, INC.


By:
     Peter L. Vosotas, President


INTERSTATE/JOHNSON LANE CORPORATION,
Sales Agent

By:    _________________________________

Name:  _________________________________

Title:  ______________________________

EXHIBIT 1.4

AMENDMENT TO ESCROW AGREEMENT

THIS AMENDMENT TO ESCROW AGREEMENT, dated as of September 30, 1996 (this "Amendment"), is by and between NICHOLAS FINANCIAL, INC., a corporation organized under the laws of British Columbia, Canada (the "Company"), INTERSTATE/JOHNSON LANE CORPORATION, a North Carolina Corporation (the "Sales Agent") and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association, as Escrow Agent hereunder ("Escrow Agent").

Background Statement

The Company, the Sales Agent and the Escrow Agent are parties to an Escrow Agreement, dated as of September 27, 1996 (the
"Agreement"), pursuant to which the parties have agreed to certain escrow arrangements with respect to an offering of a minimum of 1,250,000 and a maximum of 1,750,000 shares of the Company's common stock, no par value ( the "Shares"). The Company, the Sales Agent now mutually desire to execute this Amendment to change the Minimum Offering (as defined in the Agreement) from 1,250,000 Shares to 950,000 Shares.

Statement of Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Amendment of Minimum  Number  of  Shares.  The  definition  of
"Minimum Offering" in Section 1 the Agreement is hereby deleted in its entirety and replaced with the following:

"'Minimum  Offering'  shall  mean  Nine  Hundred  Fifty  Thousand
(950,000) Shares."

2. Full Force and Effect.   Except  as  expressly amended by this
Amendment, the Escrow Agreement shall remain in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

NICHOLAS FINANCIAL, INC.

By:
    Peter L. Vosotas, President

INTERSTATE/JOHNSON LANE CORPORATION,
Sales Agent

By:       _________________________________

Name:     _________________________________

Title:    _________________________________

(signatures continued)

FIRST UNION NATIONAL BANK OF NORTH CAROLINA, as Escrow Agent

By:    _________________________________

Name:  _________________________________

Title: _________________________________

                       EXHIBIT 5.1


[JACOBS, FORLIZZO & NEAL, P.A. LETTERHEAD]




September 27, 1996

Board of Directors
c/o Peter L. Vosotas
Nicholas Financial, Inc.
2454 McMullen Booth Road
Clearwater, Florida 34619

Gentlemen:

	We have acted as counsel to Nicholas Financial, Inc. (hereinafter called the "Company") for the purpose of rendering this opinion in connection with the Company's filing of a registration statement on Form SB-2 (file no. 333-08407) and amendments thereto (which registration statement, as amended at the time of its effectiveness, is hereinafter call the "Registration Statement"), covering a minimum of 950,000 and a maximum of 1,750,000 shares of the Company's common stock, no par value (which shares are hereinafter called the "Shares").

As such counsel, we have examined original copies, or copies certified to our satisfaction, of the corporate records of the company, agreements and other instruments, certificates of public officials and such other documents as we deemed necessary as a basis for the opinion hereinafter set forth.

On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of such Registration Statement.

Very truly yours,


/s/ A. R. Neal, P.A.
JACOBS, FORLIZZO & NEAL, P.A.

                       EXHIBIT 5.2



       [SALLEY BOWES HARWARDT, P.A. LETTERHEAD]





September 27, 1996

Nicholas Financial, Inc.
2454 McMullen Booth Road
Building C, Suite 501B
Clearwater, Florida 34619 U.S.A.

Dear Sirs:

We refer to the Registration Statement on Form SB-2 (Sec. File No. 333-08407), (the "Registration Statement") as amended, of Nicholas Financial, Inc., a company incorporated under the laws of British Columbia (the "Company"), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, up to 1,750,000 shares of the Company's common stock without par value (the "Shares"). We have examined the Altered Memorandum and Articles of the company, minutes of applicable meetings of the Board of Directors of the Company, and other records of the Company, together with the applicable certificates of public officials and other documents that we have deemed relevant in rendering this opinion.

Based upon the foregoing and subject to the conditions set forth below, it is our opinion that the Shares, when sold as contemplated by the Registration Statement, will be legally issued, fully paid and non-accessible.

The opinion expressed herein is contingent upon the Company's
Altered Memorandum and Articles not being further amended prior to the issuance of any shares issued after the date hereof.

We hereby consent of the filing of our opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of person's whose consent is required under Section 7 of the Securities Act of 1933.

This opinion is limited to the laws of the Province of British
Columbia, and the federal laws of Canada applicable therein, and we express no opinion with respect to the laws of any other state or jurisdiction.

Yours truly,

SALLEY BOWES HARWARDT

/s/ Paul A. Bowes
Per:
Paul A Bowes

                        EXHIBIT 23.1


               CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption
"Experts" and to the use of our report dated May 13, 1996, in the Registration Statement (Form SB-2) and related
Prospectus of Nicholas Financial, Inc. dated July 19, 1996.






                                       /s/ Ernst & Young LLP





Tampa, Florida
September 26, 1996

         [JACOBS, FORLIZZO & NEAL, P.A. LETTERHEAD]


                       September 30, 1996


VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

   Re:     Nicholas Financial, Inc.
           Amendment No. 3 to Form SB-2
           File No. 333-08407

On behalf of Nicholas Financial, Inc. (the "Company"), we hereby transmit for filing with the Commission via EDGAR, Amendment No.
3 to the Company's Registration Statement on Form SB-2.

As disclosed in the Prospectus, the Company will use the net proceeds of the offering to pay down a portion of its outstanding line of credit with BankAmerica. The sole purpose of the amendment is to change the minimum offering from 1,250,000 shares to 950,000 shares.

The Company requests that the Registration Statement be declared effective on October 1, 1996, or as soon thereafter as reasonably practicable. Acceleration requests have previously been filed by the Company and the selling agent in connection with the filing of Amendment No. 2 to the Registration Statement.


Very truly yours,

/s/ A. R. Neal, P.A.
Jacobs, Forlizzo & Neal, P.A.

By:  A. R. Neal

Enclosure

cc: Peter L. Vosotas
    Ken R. Bramlett, Jr.
    John Murphy (via fax)